Exhibit 10.7

EXECUTION VERSION

AMENDMENT NO. 4 TO LOAN AND SECURITY AGREEMENT, (this “Amendment”) dated as of September 29, 2025 (the “Amendment Date”), among STEPSTONE SPV FACILITY III LLC, a Delaware limited liability company, as the borrower (the “Borrower”), STEPSTONE PRIVATE CREDIT FUND LLC, a Delaware limited liability company, as the equityholder (the “Equityholder”), STEPSTONE PRIVATE CREDIT FUND LLC, a Delaware limited liability company, as the Collateral Manager (in such capacity, the “Collateral Manager”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as the administrative agent (the “Administrative Agent”), each the financial institutions and other entities identified as “Lenders” on the signature pages hereof (the “Lenders”) and UMB BANK, NATIONAL ASSOCIATION, as the collateral agent (the “Collateral Agent”).

WHEREAS, the Borrower, the Collateral Manager, the Equityholder, the Administrative Agent, the Lender, the other lenders party from time to time thereto and the Collateral Agent, are parties to the Loan and Security Agreement, dated as of December 1, 2023 (as amended from time to time prior to the Amendment Date, the “LSA”), providing, among other things, for the making and the administration of the Advances by the lenders to the Borrower; and

WHEREAS, the Borrower, the Collateral Manager, the Equityholder, the Administrative Agent and the Lender desire to amend the LSA in accordance with Section 12.1 thereof and subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.1. Defined Terms. Terms used but not defined herein have the respective meanings given to such terms in the LSA.

ARTICLE II

Amendments

SECTION 2.1. As of the Amendment Date, the LSA is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages of the LSA attached as Appendix A hereto.

ARTICLE III

Representations and Warranties

SECTION 3.1. The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, as of the Amendment Date, (i) no Default, Event of Default or Change of Control with respect to the Borrower has occurred and is continuing and (ii) the representations and warranties of the Borrower contained in the LSA are true and correct in all material respects on and as of such day (other than any representation and warranty that is made as of a specific date).

SECTION 3.2. The Collateral Manager hereby represents and warrants to the Administrative Agent and the Lenders that, as of the Amendment Date, (i) no Default or Event of Default, Change of Control with respect to the Collateral Manager has occurred and is continuing or Collateral Manager Termination Event has occurred and (ii) the representations and warranties of the Collateral Manager contained in the LSA are true and correct in all material respects on and as of such day (other than any representation and warranty that is made as of a specific date).

SECTION 3.3. The Equityholder represents and warrants to the Administrative Agent and the Lenders that, as of the Amendment Date, (i) no Default, Event of Default or Change of Control with respect to the Equityholder has occurred and is continuing and (ii) the representations and warranties of the Equityholder contained in the LSA are true and correct in all material respects on and as of such day (other than any representation and warranty that is made as of a specific date).

ARTICLE IV

Conditions Precedent

SECTION 4.1. This Amendment shall become effective as of the Amendment Date so long as the following conditions are satisfied:

(a) the execution and delivery of this Amendment by each party hereto;

(b) the execution and delivery of each other Transaction Document to be executed on the date hereof by each party thereto;

(c) the Administrative Agent’s receipt of legal opinions of (x) Akin Gump LLP, counsel to the Borrower, SPV-S and the Equityholder and (y) Dechert LLP, as special counsel to SPV-S in form and substance reasonably satisfactory to the Administrative Agent covering such matters as the Administrative Agent may reasonably request;

(d) the Administrative Agent’s receipt of a good standing certificate of the Borrower issued by the Secretary of State of the State of Delaware and a certified copy of the resolutions of the manager of the Borrower approving this Amendment and the transactions contemplated hereby, certified by an authorized officer (or similar) of the Equityholder; provided that the Equityholder may certify, as of the Amendment Date, that there have been no changes to such resolutions since those previously delivered to the Administrative Agent;

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(e) the Administrative Agent’s receipt of a good standing certificate of SPV-S issued by the Secretary of State of the State of Delaware and a certified copy of the resolutions of the manager of SPV-S approving the execution, delivery and performance of the Transaction Documents to which it is a party and the transactions contemplated thereby, certified by an authorized officer (or similar) of the Equityholder; and

(f) the Borrower shall have paid to the Administrative Agent, in immediately available funds for its own account, any fees (including reasonable and documented fees, disbursements and other charges of counsel to the Administrative Agent) to be received on the Amendment Date.

The Administrative Agent shall notify the Borrower promptly upon the conditions being satisfied.

ARTICLE V

Miscellaneous

SECTION 5.1. Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 5.2. Severability Clause. In case any provision in this Amendment shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 5.3. Ratification. Except as expressly amended hereby, the LSA is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Amendment shall form a part of the LSA for all purposes.

SECTION 5.4. Counterparts. The parties hereto may sign one or more copies of this Amendment in counterparts, all of which together shall constitute one and the same agreement. Delivery of an executed signature page of this Amendment by facsimile or email transmission shall be effective as delivery of a manually executed counterpart hereof. This Amendment shall be valid, binding and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned or photocopied manual signature; or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act and/or any other relevant electronic signatures law, including any relevant provisions of the UCC (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely

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upon, and shall have no liability with respect to, any faxed, scanned or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.

SECTION 5.5. Headings. The headings of the Articles and Sections in this Amendment are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the Amendment Date.

STEPSTONE SPV FACILITY III LLC, as the Borrower

By:	/s/ Joseph Cambareri
Name: Joseph Cambareri
Title: Chief Financial Officer

STEPSTONE PRIVATE CREDIT FUND LLC, as the Equityholder

By:	/s/ Joseph Cambareri
Name: Joseph Cambareri
Title: Chief Financial Officer

STEPSTONE PRIVATE CREDIT FUND LLC, as the Collateral Manager

By:	/s/ Joseph Cambareri
Name: Joseph Cambareri
Title: Chief Financial Officer

[Signature Page to Amendment No. 4 to Loan and Security Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent

By:	/s/ Brendan Cappiello
Name: Brendan Cappiello
Title: Executive Director

[Signature Page to Amendment No. 4 to Loan and Security Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Lender

By:	/s/ Brendan Cappiello
Name: Brendan Cappiello
Title: Executive Director

[Signature Page to Amendment No. 4 to Loan and Security Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Swingline Lender

By:	/s/ Brendan Cappiello
Name: Brendan Cappiello
Title: Executive Director

[Signature Page to Amendment No. 4 to Loan and Security Agreement]

RAYMOND JAMES BANK, as a Lender

By:	/s/ Mark Specht
Name: Mark Specht
Title: Senior Vice President

[Signature Page to Amendment No. 4 to Loan and Security Agreement]

UMB BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Collateral Agent

By:	/s/ Mark Nguyen
Name: Mark Nguyen
Title: Vice President

[Signature Page to Amendment No. 4 to Loan and Security Agreement]

APPENDIX A

EXECUTION VERSION

Conformed through Amendment No. ~~3~~4 dated ~~May 14~~September 29, 2025

$750,000,000

LOAN AND SECURITY AGREEMENT

by and among

STEPSTONE PRIVATE CREDIT FUND LLC,

(Collateral Manager)

STEPSTONE SPV FACILITY III LLC,

(Borrower)

STEPSTONE PRIVATE CREDIT FUND LLC,

(Equityholder)

EACH OF THE LENDERS FROM TIME TO TIME PARTY HERETO,

(Lenders)

WELLS FARGO BANK, NATIONAL ASSOCIATION,

(Swingline Lender)

WELLS FARGO BANK, NATIONAL ASSOCIATION,

(Administrative Agent)

and

UMB BANK, NATIONAL ASSOCIATION,

(Collateral Agent)

Dated as of December 1, 2023

“Cash Interest Coverage Ratio”: With respect to any Loan for any Relevant Test Period, either (a) the meaning of “Cash Interest Coverage Ratio” or comparable definition set forth in the Underlying Instruments for such Loan, or (b) in the case of any Loan with respect to which the related Underlying Instruments do not include a definition of “Cash Interest Coverage Ratio” or comparable definition, the ratio of (i) EBITDA to (ii) Cash Interest Expense of such Obligor as of such Relevant Test Period, as calculated by the Collateral Manager (on behalf of the Borrower) in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the Underlying Instruments.

“Cash Interest Expense”: With respect to any Obligor for any period, the amount which, in conformity with GAAP, would be set forth opposite the caption “interest expense” (exclusive of any Accreted Interest that, according to the term of the Underlying Instruments, can never be converted to cash interest that is due and payable prior to maturity) or any like caption reflected on the most recent financial statements delivered by such Obligor to the Borrower for such period.

“Certificated Security”: The meaning specified in Section 8-102(a)(4) of the UCC.

“Change of Control”: The occurrence of any of the following events with respect to the Borrower, the Equityholder or the Collateral Manager, as applicable: (a) with respect to the Borrower, the Equityholder ceases, directly or indirectly, to own and control legally and beneficially 100% of the Capital Stock of the Borrower ~~or~~, (b) with respect to SPV-S, the Equityholder ceases, directly or indirectly, to own and control legally and beneficially 100% of the Capital Stock of SPV-S or (c) with respect to the Equityholder and the Collateral Manager, StepStone Group Private Debt LLC (or an affiliate thereof) ceases to manage the Equityholder or the Collateral Manager. For purposes of this definition, “control,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management, actions or policies of a Person, whether through voting rights, ownership rights, by contract or otherwise.

“Clearing Agency”: An organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Clearing Corporation”: The meaning specified in Section 8-102(a)(5) of the UCC.

“Closing Date”: December 1, 2023.

“Code”: The Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: All of the Borrower’s right, title and interest in, to and under (in each case, whether now owned or existing, or hereafter acquired or arising) all “Accounts” (as defined in the UCC), General Intangibles, Instruments and Investment Property and:

“Collateral Manager”: The meaning specified in the Preamble.

“Collateral Manager Standard”: The meaning specified in Section 6.2(e).

“Collateral Manager Termination Event”: The occurrence of any one of the following:

(a) any failure by the Collateral Manager to deposit (or caused to be deposited) into the Collection Account any Collections received by it in accordance with Section 2.9(a) and the same continues unremedied for three (3) Business Days;

(b) any failure on the part of the Collateral Manager to duly observe or perform in any material respect (or, if qualified by materiality or Material Adverse Effect or any similar term, in any respect) the covenants or agreements of the Collateral Manager set forth in any Transaction Document to which the Collateral Manager is a party which failure continues unremedied (if such failure can be remedied) for a period of thirty (30) days after the earlier to occur of (i) the date on which written notice of such failure shall have been delivered to the Collateral Manager by any Lender or the Borrower, and (ii) the date on which a Responsible Officer of the Collateral Manager acquires knowledge thereof;

(c) any failure of the Collateral Manager to make one or more payments when due (after giving effect to any related grace period) that individually or in the aggregate exceed $5,000,000 under one or more agreements for borrowed money under which it is a borrower;

(d) an Insolvency Event shall occur with respect to the Collateral Manager;

(e) the occurrence of a Change of Control with respect to the Collateral Manager;

(f) any failure by the Collateral Manager to deliver any Required Report or any other reports or other information required to be delivered by it under the express terms of this Agreement or any other information reasonably requested by the Administrative Agent related to the Borrower, SPV-S or the Collateral Manager within three (3) Business Days after the date such report is required to be made or given, as the case may be, in each case under the terms of this Agreement, or after such request for information is delivered to the Collateral Manager by the Administrative Agent;

(g) any representation, warranty or certification made by the Collateral Manager in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect when made which continues to be unremedied for a period of thirty (30) days after the earlier to occur of (i) the date on which written notice of such inaccuracy shall have been given to the Collateral Manager by any Lender or the Borrower and (ii) the date on which a Responsible Officer of the Collateral Manager acquires knowledge thereof;

(h) the rendering against the Collateral Manager of one or more final judgments, decrees or orders for the payment of money in excess of $5,000,000, individually or in the aggregate;

Notwithstanding the foregoing, any Eligible Loan that is the subject of an SPV-S Participation Interest granted by the Borrower to SPV-S pursuant to the SPV-S Master Participation Agreement and would otherwise satisfy the definition of “Eligible Loan” if such SPV-S Participation Interest had not been granted by the Borrower shall be deemed to be an Eligible Loan for all purposes hereunder.

“Eligible Obligor”: On any date of determination, any Obligor that satisfies each of the following eligibility requirements (unless the Administrative Agent in its sole discretion agrees to waive any such eligibility requirement with respect to such Obligor):

(a) is a business organization (and not a natural person) duly organized and validly existing under the laws of its jurisdiction of organization;

(b) is not a Governmental Authority;

(c) is not an Affiliate of, or controlled by, the Borrower, the Equityholder, the Collateral Manager or any Affiliate Transferor;

(d) is domiciled and organized or incorporated in (and the Underlying Assets are all (or substantially all) located in) an Approved Jurisdiction;

(e) is a legal operating entity or a holding company;

(f) did not enter into the Loan primarily for personal, family or household purposes; and

(g) as of the related Cut-Off Date, (x) is not the subject of an Insolvency Event with respect to such Obligor and (y) is not in financial distress or experiencing a material adverse change in its condition, financial or otherwise, in each case, as determined by the Collateral Manager in its reasonable discretion unless approved in writing by the Administrative Agent.

“Employee Plan”: An employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV or Section 302 of ERISA, or Section 412 of the Code, and in respect of which the Borrower, the Equityholder or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an employer as defined in Section 3(5) of ERISA.

“Equityholder”: The meaning specified in the Preamble.

“Equity Security”: Any stock or similar security, certificate of interest or participation in any profit sharing agreement, preorganization certificate or subscription, transferable share, voting trust certificate or certificate of deposit for an equity security, limited partnership interest, interest in a joint venture, or certificate of interest in a business trust; any security future on any such security; or any security convertible, with or without consideration into such a security, or carrying any warrant or right to subscribe to or purchase such a security;

“Fixed Rate Loan”: An Eligible Loan other than a Floating Rate Loan.

“Floating Rate Loan”: An Eligible Loan under which the rate payable by the Obligor thereof is based on the Applicable Prime Rate or the applicable Benchmark plus some specified interest percentage in addition thereto, and the Loan provides that such rate when reset on the relevant reset dates will reflect any change in the related Applicable Prime Rate or the applicable Benchmark.

“Floor”: A rate of interest equal to 0.0%.

“Foreign Lender”: (a) If the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Fourth Amendment Date”: September 29, 2025.

“Fronting Exposure”: At any time there is a Defaulting Lender, with respect to the Swingline Lender, such Defaulting Lender’s Pro Rata Share of Swingline Advances (other than Swingline Advances as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders, repaid by the Borrower or for which cash collateral or other credit support acceptable to the Swingline Lender shall have been provided in accordance with the terms hereof).

“Funding Date”: With respect to any Advance, the Business Day such Advance is funded following the receipt by the Administrative Agent and Collateral Agent of a Funding Notice and other required deliveries in accordance with Section 2.2.

“Funding Notice”: A notice in the form of Exhibit A-1 signed by an authorized Person on behalf of the Borrower requesting an Advance, including the items required by Section 2.2.

“GAAP”: Generally accepted accounting principles as in effect from time to time in the United States.

“General Collection Account”: Collectively, each Securities Account and any sub-accounts created and maintained on the books and records of the Securities Intermediary entitled “General Collection Account”, in the name of the Borrower and subject to the Lien of the Collateral Agent for the benefit of the Secured Parties.

“General Intangible”: The meaning specified in Section 9-102(a)(42) of the UCC.

“Governing Documents”: (a) With respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any

“Loan”: Any commercial loan (a) which is sourced or originated by an Affiliate Transferor and which the Borrower acquires or (b) which the Borrower originates or acquires from a third party in the ordinary course of its business, in each case, whether or not an SPV-S Participation Interest has been granted by the Borrower in such asset.

“Loan Advance”: The meaning specified in Section 2.1(a).

“Loan Checklist”: An electronic or hard copy, as applicable, of a checklist in the form of Exhibit I delivered by or on behalf of the Borrower to the Collateral Agent for each Loan of all related Required Loan Documents, which shall also specify whether such document is an original or a copy.

“Loan File”: With respect to each Loan, a file containing (a) each of the documents and items as set forth on the Loan Checklist with respect to such Loan and (b) duly executed originals, if available, or copies, as applicable, of any other relevant records relating to such Loans and the Underlying Assets pertaining thereto.

“Loan Register”: The meaning specified in Section 5.3(k).

“Loan Schedule”: The schedule listing each Loan owned or scheduled to be acquired by the Borrower setting forth the information listed on Schedule II.

“Margin Stock”: “Margin Stock” as defined under Regulation U.

“Material Adverse Effect”: With respect to any event or circumstance, a material adverse effect on (a) the business, assets, financial condition or operations, of the Collateral Manager or the Borrower, (b) the validity or enforceability of this Agreement or any other Transaction Document or the validity, enforceability or collectability of the Loans generally or any material portion of the Loans, (c) the rights and remedies of the Collateral Agent, the Administrative Agent and the Lenders with respect to matters arising under this Agreement or any other Transaction Document, (d) the ability of each of the Borrower or the Collateral Manager, as applicable, to perform their respective obligations under any Transaction Document to which such entity is a party, or (e) the status, existence, perfection, priority or enforceability of the Collateral Agent’s Lien on the Collateral.

“Material Modification”: Any amendment or waiver of, or modification or supplement to, an Underlying Instrument governing an Eligible Loan executed or effected on or after the Cut-Off Date for such Eligible Loan, that:

(a) (i) extends or delays the stated maturity date or any scheduled amortization date of such Eligible Loan in any way that increases the average life of such Eligible Loan or (ii) reduces, delays or forgives any or all of the principal amount due under such Eligible Loan as and when due (including any scheduled or required excess cash flow sweeps);

(b) (i) waives one or more interest payments or (ii) permits any interest due in cash to be deferred or capitalized and added to the principal amount of such Eligible Loan (other than any deferral or capitalization allowed by the terms of its Underlying Instruments);

information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the Underlying Instruments for such Loan.

“Non-SPV-S Collections”: All Collections other than the SPV-S Collections.

“Non-SPV-S Obligations”: All Obligations other than any SPV-S Obligations.

“Non-Usage Fee”: The meaning set forth in the Fee Letter.

“Noteless Loan”: A Loan with respect to which the Underlying Instruments either (i) do not require the Obligor to execute and deliver a promissory note to evidence the indebtedness created under such Loan or (ii) require execution and delivery of such a promissory note only upon the request of any holder of the indebtedness created under such Loan, and as to which the Borrower has not requested a promissory note from the related Obligor.

“Notice of Exclusive Control”: The meaning specified in the Securities Account Control Agreement.

“Obligations”: The unpaid principal amount of, and interest (including, without limitation, interest accruing after the maturity of the Advances and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on the Advances and all other obligations and liabilities of the Borrower to the Secured Parties, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, or out of or in connection with any Transaction Document, and any other document made, delivered or given in connection therewith or herewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all documented fees and disbursements of counsel to the Administrative Agent, the Collateral Agent or to the Lenders that are required to be paid by the Borrower pursuant to the terms of the Transaction Documents) or otherwise.

“Obligor”: With respect to any Loan, any Person or Persons obligated to make payments pursuant to or with respect to such Loan, including any guarantor thereof.

“Offer”: A tender offer, voluntary redemption, exchange offer, conversion or other similar action.

“Officer’s Certificate”: A certificate signed by a Responsible Officer of the Person providing the applicable certification, as the case may be.

“Operating Lease Implementation”: The implementation by an Obligor of IFRS 16/ASC 842.

“Opinion of Counsel”: A written opinion of counsel, which opinion and counsel are acceptable to the Administrative Agent in its reasonable discretion.

(a) direct obligations of, and obligations fully guaranteed as to full and timely payment by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States);

(b) demand deposits, time deposits, bank deposit products of or certificates of deposit of depository institutions or trust companies incorporated under the laws of the United States or any state thereof and subject to supervision and examination by federal or state banking or depository institution authorities; provided that at the time of the Borrower’s investment or contractual commitment to invest therein, the commercial paper, if any, and short-term unsecured debt obligations (other than such obligation whose rating is based on the credit of a Person other than such institution or trust company) of such depository institution or trust company shall have a credit rating from each Rating Agency in the Highest Required Investment Category granted by such Rating Agency;

(c) commercial paper, or other short term obligations, having, at the time of the Borrower’s investment or contractual commitment to invest therein, a rating in the Highest Required Investment Category granted by each Rating Agency;

(d) demand deposits, time deposits or certificates of deposit that are fully insured by the FDIC and either have a rating on their certificates of deposit or short-term deposits from Moody’s and S&P of “P-1” and “A-1”, respectively, and if rated by Fitch, from Fitch of “F-1+”;

(e) investments in taxable money market funds or other regulated investment companies having, at the time of the Borrower’s investment or contractual commitment to invest therein, a rating of the Highest Required Investment Category from each Rating Agency (as applicable); or

(f) time deposits (having maturities of not more than 90 days) by an entity the commercial paper of which has, at the time of the Borrower’s investment or contractual commitment to invest therein, a rating of the Highest Required Investment Category granted by each Rating Agency.

“Permitted Liens”:

(a) With respect to the interest of the Borrower or SPV-S or, if applicable, an Affiliate Transferor, in the Loans included in the Collateral: (i) Liens in favor of the Borrower created pursuant to a Transfer Agreement, (ii) Liens in favor of the Collateral Agent created pursuant to this Agreement, (iii) Liens for Taxes (that the Administrative Agent has been notified of within ten (10) Business Days of creation) if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person and (iv) restrictions on transfer of such Loans set forth in the applicable Underlying Instruments; and

(b) with respect to the interest of the Borrower or SPV-S or, if applicable, an Affiliate Transferor, in the other Collateral (including any Underlying Assets): (i) materialmen’s, warehousemen’s, mechanics’ and other Liens arising by operation of law in the ordinary course of business for sums not due or sums that are being contested in good faith, (ii) purchase money security interests in certain items of equipment, (iii) Liens for Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person, (iv) other customary Liens permitted by the applicable Underlying Instruments with respect thereto consistent with the Collateral Manager Standard, (v) Liens in favor of the Borrower created by an Affiliate Transferor or the Borrower, as applicable, under a Transfer Agreement and transferred by the Borrower pursuant to this Agreement, (vi) Liens in favor of the Collateral Agent created pursuant to this Agreement, (vii) with respect to Agented Loans, Liens in favor of the lead agent, the collateral agent or the paying agent for the benefit of all holders of Indebtedness of such Obligor, (viii) with respect to any Equity Security, any Liens granted (x) on such Equity Security to secure Indebtedness of the related Obligor and/or (y) under any governing documents or other agreement between or among or binding upon the Borrower as the holder of such Equity Security (provided that, in each case, such Liens have no higher priority than they did on the date such Loan was approved by the Administrative Agent), (ix) with respect to any Underlying Assets, Liens permitted by the applicable Underlying Instruments and (x) restrictions on transfer of such Collateral set forth in the applicable Underlying Instruments.

“Permitted RIC Distribution”: Distributions on any Payment Date to the Equityholder (from the Collection Account) to the extent required to allow the Equityholder to make sufficient distributions to qualify as a regulated investment company, and to otherwise eliminate federal or state income or excise taxes payable by the Equityholder in or with respect to any taxable year of the Equityholder (or any calendar year, as relevant); provided that the amount of any such payments made in or with respect to any such taxable year (or calendar year, as relevant) of the Equityholder shall not exceed 115% of the amounts that the Borrower or SPV-S would have been required to distribute to the Equityholder to: (i) allow the Borrower or SPV-S to satisfy the minimum distribution requirements that would be imposed by Section 852(a) of the Code (or any successor thereto) to maintain its eligibility to be taxed as a regulated investment company for any such taxable year, (ii) reduce to zero for any such taxable year the Borrower’s or SPV-S’s liability for federal income taxes imposed on (x) its investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto), or (y) its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and (iii) reduce to zero the Borrower’s or SPV-S’s liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto), in the case of each of (i), (ii) or (iii), calculated assuming that the Borrower or SPV-S had qualified to be taxed as a regulated investment company under the Code.

“Permitted Securitization”: Any private or public term or conduit securitization transaction undertaken by the Borrower or an Affiliate thereof that is secured, directly or indirectly, by any Loan currently included in the Collateral or any portion thereof or any interest therein released from the Lien of this Agreement, including, without limitation, any

“Securities Intermediary”: UMB Bank, National Association, or any subsequent (i) Clearing Corporation; or (ii) Person, including a bank or broker, that in the ordinary course of its business maintains Securities Accounts for others and is acting in that capacity, agreeing to act in such capacity pursuant to the Securities Account Control Agreement.

“Security Certificate”: The meaning specified in Section 8-102(a)(16) of the UCC.

“Security Entitlement”: The meaning specified in Section 8-102(a)(17) of the UCC.

“Senior Securities”: Senior securities (as such term is defined and determined pursuant to the 1940 Act and any orders of the SEC issued to the Equityholder thereunder).

“SOFR”: A rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator”: The Federal Reserve Bank of New York (or any successor administrator).

“SOFR Administrator’s Website”: The website of the SOFR Administrator, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Day”: The meaning specified in the definition of “Daily Simple SOFR.”

“SOFR Rate Day”: The meaning specified in the definition of “Daily Simple SOFR.”

“SPV-S”: SCRED SPV VI LLC, a Delaware limited liability company.

“SPV-S Collateral”: The meaning assigned to such term in the SPV-S Guarantee and Security Agreement.

“SPV-S Collections”: Any Collections received by the Borrower in respect of Eligible Loans that are subject to the SPV-S Participation Interests.

“SPV-S Loan Advance Percentage”: As of any date of determination, a fraction (i) the numerator of which is the sum of the Adjusted Borrowing Value of all SPV-S Participation Interests and (ii) the denominator of which is the sum of the Adjusted Borrowing Value of all Eligible Loans.

“SPV-S Master Participation Agreement”: That certain Master Participation Agreement dated as of September 29, 2025, between the Borrower and SPV-S.

“SPV-S Obligations”: On any date of determination, the aggregate unpaid principal amount of all Obligations on such day multiplied by the SPV-S Loan Advance Percentage.

“SPV-S Participation Interest”: A participation interest in an Eligible Loan that has been transferred to SPV-S pursuant to the SPV-S Master Participation Agreement.

“SPV-S Participation Payment”: Any payment that is required to be made by the Borrower to SPV-S pursuant to the terms of SPV-S Master Participation Agreement.

“SPV-S Guarantee and Security Agreement”: That certain Guarantee and Security Agreement dated as of September 29, 2025, between SPV-S, the Collateral Agent and the Administrative Agent.

“SPV-S Security Interests”: The meaning specified in Section 5.7(e).

“Solvent”: As to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction, and does not propose to engage in a business or a transaction, for which such Person’s property assets would constitute unreasonably small capital.

“Subsidiary”: As to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Substitution”: The meaning specified in Section 2.14(b).

“Swingline Advance”: Any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.1, and all such swingline loans collectively as the context requires. For the avoidance of doubt, all Swingline Advances shall be denominated in Dollars.

“Swingline Commitment”: The commitment of the Swingline Lender to fund Swingline Advances, subject to the terms and conditions herein, in an amount not to exceed $50,000,000 outstanding at any time, as such amount may be reduced, increased or assigned from time to time pursuant to the provisions of this Agreement. The Swingline Commitment is a sub-limit of the Commitment of the Swingline Lender in its capacity as a Lender hereunder, and is not in addition thereto.

“Swingline Lender”: The meaning specified in the Preamble.

“Swingline Refund Date”: The meaning specified in Section 2.20(a).

“Taxes”: All present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date”: The earliest of (a) the date of the termination of all the Commitments pursuant to Section 2.3(a), (b) the Facility Maturity Date, and (c) the date of the declaration of the Termination Date or the date of the automatic occurrence of the Termination Date pursuant to Section 9.2(a).

“Third Amendment Closing Date”: May 14, 2025.

“Tranche Size”: With respect to any Loan, the dollar value of the tranche of Indebtedness of the applicable Obligor currently held or contemplated for purchase by the Borrower, which may include any last out component (but not any second lien component) and, in the sole discretion of the Administrative Agent, any Indebtedness under another tranche that (x) is an obligation of the same Obligor under the same Underlying Instrument, (y) pari passu with such Loan and (z) has the same material terms as such Loan.

“Transaction”: The meaning specified in Section 3.2.

“Transaction Documents”: This Agreement, each Transfer Agreement, the Fee Letter, the Securities Account Control Agreement, any Joinder Supplement, and the Collateral Agent Fee Letter, the SPV-S Master Participation Agreement, the SPV-S Guarantee and Security Agreement and each document, instrument or agreement related to any of the foregoing.

“Transfer Agreement”: Each sale agreement or a contribution agreement in form and substance satisfactory to the Administrative Agent in its sole discretion, by and between an Affiliate Transferor and the Borrower pursuant to which such Affiliate Transferor sells or contributes Loans to the Borrower.

“UCC”: The Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

“Unadjusted Benchmark Replacement”: The applicable Benchmark Replacement excluding the applicable Benchmark Replacement Adjustment.

(9) pro rata to each applicable party to pay all other outstanding amounts under the Transaction Documents including any amounts not paid under Section 2.7(a)(1) by reason of a cap specified therein;

(10) to the applicable Governmental Authority, any Tax or withholding Tax which, if not paid, could result in a Lien on any of the Collateral; and

(11) (A) if a Default has occurred and is continuing, to remain in the Interest Collection Account or (B) otherwise, (i) first, solely from amounts representing SPV-S Collections, to pay any SPV-S Participation Payments owing to SPV-S and (ii) otherwise, deemed released from the Lien of the Collateral Agent hereunder and distributed to the Borrower or its designee (or, during the Reinvestment Period, in the sole discretion of the Collateral Manager, to be deposited in the Principal Collection Account).

(b) Principal Collection Account. On each Payment Date, so long as no Event of Default has occurred and is continuing, the Collateral Manager shall direct the Collateral Agent to pay from the Principal Collection Account of the Borrower pursuant to the related Payment Date Statement (and the Collateral Agent shall make payment from the Principal Collection Account of the Borrower to the extent of Available Funds, in reliance on the information set forth in such Payment Date Statement) to the following Persons, the following amounts in the following order of priority:

(1) to the extent not paid pursuant to Section 2.7(a)(1), pro rata to the Collateral Agent and the Securities Intermediary, in an amount equal to any accrued and unpaid Collateral Agent Fees owing to such Person; provided that the aggregate amount payable pursuant to Section 2.7(a)(1), this Section 2.7(b)(1) and Section 2.8(1) shall not exceed $100,000 per annum;

(2) to the extent not paid pursuant to Section 2.7(a)(2), to the Collateral Manager, in an amount equal to any accrued and unpaid Collateral Management Fees;

(3) to the extent not paid pursuant to Section 2.7(a)(3), to the Administrative Agent for the pro rata account of each Lender, in an amount equal to any accrued and unpaid Interest (including Breakage Costs) and Non-Usage Fee;

(4) to the extent not paid pursuant to Section 2.7(a)(4), to the Administrative Agent for its own account and for the pro rata account of each Lender, all Administrative Expenses and any Increased Costs due and owing to the Administrative Agent or any Lender;

(5) during the Reinvestment Period, (i) first, in the sole discretion of the Collateral Manager, to the Unfunded Exposure Account in an amount necessary to cause the amount on deposit in the Unfunded Exposure Account to equal the Unfunded Exposure Required Amount and (ii) second, to the extent not paid pursuant to Section 2.7(a)(6), pro rata to each Lender, to reduce the Advances Outstanding in an amount necessary to cure a Borrowing Base Deficiency;

(6) after the end of the Reinvestment Period, (i) first, to the Unfunded Exposure Account in an amount necessary to cause the amount on deposit in the Unfunded Exposure Account to equal the Unfunded Exposure Amount and (ii) second, pro rata to each Lender, to pay the Advances Outstanding until paid in full;

(7) to the extent not paid pursuant to Section 2.7(a)(6), to the Equityholder to make any applicable Permitted RIC Distribution;

(8) to the extent not paid pursuant to Section 2.7(a)(8), pro rata to each Lender, in an amount equal to any accrued and unpaid Commitment Reduction Fee owing to the Lenders;

(9) to the extent not paid pursuant to Section 2.7(a)(9), pro rata to each applicable party to pay all other amounts owing under the Transaction Documents, including any amounts not paid under Section 2.7(b)(1) by reason of a cap specified therein;

(10) to the extent not paid pursuant to Section 2.7(a)(10), to the applicable Governmental Authority, any Tax or withholding Tax which, if not paid, could result in a Lien on any of the Collateral; and

(11) (A) if a Default has occurred and is continuing, to remain in the Principal Collection Account or (B) (i) first, solely from amounts representing SPV-S Collections, to pay any SPV-S Participation Payments owing to SPV-S and (ii) otherwise, deemed released from the Lien of the Collateral Agent hereunder and distributed to the Borrower or its designee (or, in the sole discretion of the Collateral Manager, to remain in the Principal Collection Account).

Section 2.8 Alternate Priority of Payments.

On (x) each Payment Date (and any Business Day reasonably requested by the Administrative Agent) (a) following the occurrence and during the continuance of an Event of Default or (b) following the declaration of the occurrence, or the deemed occurrence, as applicable, of the Termination Date pursuant to Section 9.2(a) or (y) the date of an Optional Sale, the Collateral Manager (or, in the case of clause (x), after delivery of a Notice of Exclusive Control, the Administrative Agent) shall direct the Collateral Agent to pay pursuant to the related Payment Date Statement (and the Collateral Agent shall make payment from the Collection Account of the Borrower to the extent of Available Funds, in reliance on the information set forth in such Payment Date Statement) to the following Persons, the following amounts in the following order of priority:

(1) pro rata to the Collateral Agent and the Securities Intermediary, in an amount equal to any accrued and unpaid Collateral Agent Fees owing to such Person; provided that the aggregate amount payable pursuant to Section 2.7(a)(1), Section 2.7(b)(1) and this Section 2.8(1) shall not exceed $100,000 per annum;

(2) to the Collateral Manager, in an amount equal to any accrued and unpaid Collateral Management Fees;

(3) pro rata to each Lender, in an amount equal to any accrued and unpaid Interest (including Breakage Costs) and Non-Usage Fee;

(4) pro rata to the Administrative Agent and each Lender, all Administrative Expenses and any Increased Costs due and owing to such Person;

(5) to the Unfunded Exposure Account, in an amount necessary to cause the amount on deposit in the Unfunded Exposure Account to equal (i) prior to the Reinvestment Period End Date, the Unfunded Exposure Required Amount and (ii) after the Reinvestment Period End Date, the Unfunded Exposure Amount;

(6) pro rata to each Lender, to pay the Advances Outstanding until paid in full;

(7) to the Equityholder, to make any applicable Permitted RIC Distribution;

(8) pro rata to each Lender, in an amount equal to any accrued and unpaid Commitment Reduction Fee owing to the Lenders;

(9) pro rata to each applicable party to pay all other amounts outstanding under the Transaction Documents, including any amounts not paid under Section 2.8(1) by reason of a cap specified therein;

(10) to the applicable Governmental Authority, any Tax or withholding Tax which, if not paid, could result in a Lien on any of the Collateral; and

(11) any remaining amounts shall be (i) first, solely from amounts representing SPV-S Collections, applied to pay any SPV-S Participation Payments owing to SPV-S and (ii) otherwise, deemed released from the Lien of the Collateral Agent hereunder and distributed to the Borrower or its designee.

Section 2.9 Collections and Allocations.

(a) Collections. The Collateral Agent shall (i) promptly identify (with the support of the Collateral Manager to the extent necessary) any Collections received directly by it as Interest Collections or Principal Collections and shall transfer all such Collections to the appropriate Collection Account within two (2) Business Days after its receipt thereof and (ii) upon the receipt of Collections in the Collection Account during any Accrual Period, identify (with the support of the Collateral Manager to the extent necessary) Principal Collections and Interest Collections and direct the Securities Intermediary to transfer the same to the Principal Collection Account or the Interest Collection Account, respectively, within two (2) Business Days after the receipt thereof. The Collateral Manager shall further include a statement as to the amount of Principal Collections and Interest Collections on deposit in the Principal Collection Account and the Interest Collection Account on each Determination Date in the Borrowing Base Certificate delivered pursuant to Section 6.8(d).

(b) Excluded Amounts. With the prior written consent of the Administrative Agent, the Collateral Manager may direct the Collateral Agent and the Securities Intermediary to withdraw from the General Collection Account and pay to the Person entitled thereto any amounts credited thereto constituting Excluded Amounts if the Collateral Manager has, prior to such withdrawal and consent, delivered to the Administrative Agent, the Collateral Agent, the Borrower and each Lender a report setting forth the calculation of such Excluded Amounts in form and substance reasonably satisfactory to the Administrative Agent and each Lender.

(c) Initial Deposits. Commencing on the Funding Date with respect to any Loan, the Collateral Manager will deposit or cause to be deposited into the applicable Collection Account all Collections received in respect of such Loan on and after such initial Funding Date.

(d) Investment of Funds. All uninvested amounts on deposit in the Collection Account shall be invested at the direction of the Collateral Manager pursuant to the definition of Permitted Investments. All earnings (net of losses and investment expenses) thereon shall be retained or deposited into the Principal Collection Account and shall be applied on each Payment Date pursuant to the provisions of Section 2.7 or Section 2.8 (as applicable).

(e) Unfunded Exposure Account. On the last day of the Reinvestment Period, each Borrower shall fund an amount equal to the Unfunded Exposure Amount into the Unfunded Exposure Account. All funding requests associated with the Unfunded Exposure Amount after the Reinvestment Period End Date shall be made from the Unfunded Exposure Account. All uninvested amounts on deposit in the Unfunded Exposure Account shall be invested at the direction of the Collateral Manager pursuant to the definition of Permitted Investments.

(f) SPV-S Collections. For purposes of Section 2.7 and Section 2.8, on each Payment Date (i) all Non-SPV-S Collections shall be applied (A) first, to pay any amounts owing by the Borrower in respect of Non-SPV-S Obligations and (B) second, to pay amounts owing by SPV-S to the extent there are insufficient SPV-S Collections to pay such amounts and (ii) all SPV-S Collections shall be applied (A) first, to pay any amounts owing by SPV-S in respect of SPV-S Obligations and (B) second, to pay any amounts owing by the Borrower to the extent there are insufficient Non-SPV-S Collections to pay such amounts.

Section 2.10 Payments, Computations, etc.

(a) Unless otherwise expressly provided herein, all amounts to be paid or deposited by the Borrower hereunder shall be paid or deposited in accordance with the terms hereof no later than 3:00 p.m. on the day when due in lawful money of the United States in immediately available funds and any amount not received before such time shall be deemed received on the next Business Day. The Borrower shall, to the extent permitted by law, pay to the Secured Parties interest on all amounts not paid or deposited when due hereunder at 2.00% per annum above the Prime Rate, payable on demand; provided that such interest rate shall not at any time exceed the maximum rate permitted by Applicable Law. Such interest shall be for the account of the applicable Secured Party. All computations of interest and other fees hereunder shall be made on the basis of a year consisting of 360 days (other than calculations with respect to the Base Rate, which shall be based on a year consisting of 365 or 366 days, as applicable) for the actual number of days elapsed.

(b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be deemed due on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of Interest or any fee payable hereunder, as the case may be. For avoidance of doubt, to the extent that Available Funds are insufficient on any Payment Date to satisfy the full amount of any Increased Costs pursuant to Section 2.12, such unpaid amounts shall remain due and owing and shall accrue interest as provided in Section 2.10(a) until repaid in full.

(c) If any Advance requested by the Borrower is not effectuated as a result of the Collateral Manager’s or the Borrower’s actions or failure to fulfill any condition under Section 3.2 (other than any condition that is waived by the Administrative Agent) (which, in the case of the Collateral Manager, is solely within the control of the Collateral Manager) as the case may be, on the date specified therefor, whichever of the Collateral Manager or the Borrower is at fault, such Person shall indemnify the applicable Lender against any reasonable loss, cost or expense incurred by the applicable Lender, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the applicable Lender to fund or maintain such Advance upon receipt by the Borrower of documentation setting forth such costs.

Section 2.11 Fees.

The Borrower shall pay to Cadwalader, Wickersham & Taft LLP as counsel to the Administrative Agent and the Lenders, within two (2) Business Days following an invoice therefor, its reasonable invoiced fees and out-of-pocket expenses through the Closing Date.

Section 2.12 Increased Costs; Capital Adequacy; Illegality.

(a) If either (i) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the as shall have elapsed since the Closing Date as of such date); provided that, the limitation set forth in this clause (f)(i) shall not apply with respect to (x) any Substitution or Discretionary Sale of a Loan with an Assigned Value of zero, (y) any Discretionary Sale to a Person established in connection with a Permitted Securitization so long as the Administrative Agent has provided its prior written consent (in its sole discretion) to such Discretionary Sale or (z) any Discretionary Sale pursuant to a refinancing of the entire facility (or, if approved by the Administrative Agent in its sole discretion, a refinancing of a portion of the facility) provided under this Agreement (including, but not limited to, where the Lender is acting as a lender under such arrangement) and the payment of the Commitment Reduction Fee.

(ii) The aggregate Outstanding Balance of all Loans which are sold or intended to be sold by the Borrower to an Affiliate of the Borrower or the Equityholder in connection with a Substitution or a Discretionary Sale during any 12-month rolling period shall not exceed, collectively, 20% of the highest aggregate Outstanding Balance (assuming, for these purposes, that any amount prepaid in the ordinary course had not been so repaid) of all Loans during the 12-month period preceding such date (or such lesser number of months as shall have elapsed since the Closing Date as of such date); provided that, the limitation set forth in this clause (f)(ii) shall not apply with respect to (x) any Substitution or Discretionary Sale of a Loan (or portion thereof) with an Assigned Value of zero or (y) any Discretionary Sale pursuant to a refinancing of the entire facility (or, if approved by the Administrative Agent in its sole discretion, a refinancing of a portion of the facility) provided under this Agreement (including, but not limited to, where the Lender is acting as a lender under such arrangement) and the payment of the Commitment Reduction Fee.

(g) Sales of Loans with an Assigned Value of Zero and Sales of Equity Securities. The Borrower may sell or substitute any Loan with an Assigned Value of zero or any Equity Security to any Person; provided, that any such sale shall be made on an arm’s-length basis at fair market value (or, solely with respect to any Loan repurchased pursuant to a Transfer Agreement, the applicable Transfer Deposit Amount (as defined in such Transfer Agreement)).

(h) SPV-S Participation Interests. The Borrower may grant SPV-S Participation Interests in Eligible Loans in accordance with the terms hereof and the SPV-S Master Participation Agreement, and the grant of any such SPV-S Participation Interest shall not be subject to the terms of this Section 2.14.

Section 2.15 Assignment of each Transfer Agreement.

The Borrower hereby assigns to the Collateral Agent, for the benefit of the Secured Parties, all of the Borrower’s right, title and interest in and to, but none of its obligations under, each Transfer Agreement under which it is a purchaser and any UCC financing statements filed under or in connection therewith. In furtherance and not in limitation of the foregoing, the Borrower hereby assigns to the Collateral Agent for the benefit of the Secured Parties its right to indemnification under each Transfer Agreement under which it is a purchaser. The Borrower confirms that the Collateral Agent, on behalf of the Secured Parties, shall have the right to enforce the Borrower’s rights and remedies under each Transfer Agreement under which it is a with the provisions of its limited liability company agreement or fail to observe, in all material respects, limited liability company formalities;

(v) form, acquire or own any Subsidiary, own any Capital Stock in any other entity (other than Capital Stock in Obligors in connection with the exercise of any remedies with respect to a Loan or any exchange offer, work-out or restructuring of a Loan), or make any Investment in any Person (other than Permitted Investments or Capital Stock in Obligors in connection with the exercise of any remedies with respect to a Loan or any exchange offer, work-out or restructuring of a Loan) without the prior written consent of the Administrative Agent;

(vi) commingle its assets with the assets of any of its Affiliates, or of any other Person (except for SPV-S);

(vii) incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (1) Indebtedness to the Secured Parties hereunder or in conjunction with a repayment of all Advances owed to the Lenders and a termination of all the Commitments, (2) ordinary course contingent obligations under the Underlying Instruments (such as customary indemnities to fronting banks, administrative agents, collateral agents, depository banks, escrow agents, etc.) and (3) Indebtedness pursuant to the Transaction Documents or any agreement for the sale or disposition of Loans;

(viii) become insolvent or fail to pay its debts and liabilities from its assets as the same shall become due;

(ix) fail to maintain its records, books of account and bank accounts separate and apart from those of any other Person;

(x) enter into any contract or agreement with any Person, except (a) the Transaction Documents, (b) organizational documents, (c) Underlying Instruments and (d) other contracts or agreements that are upon terms and conditions that are commercially reasonable and substantially similar to those that would be available on an arm’s-length basis with third parties other than such Person; provided that, for the avoidance of doubt with regard to this clause (x), (i) acquisitions of Collateral from an Affiliate Transferor, sales of Collateral to an Affiliate Transferor, and distributions (including Permitted RIC Distributions) to its member in accordance with the terms hereof shall be permitted and (ii) the Equityholder may contribute cash or other property as a capital contribution to the Borrower;

(xi) seek its dissolution or winding up in whole or in part or divide or permit any division of the Borrower;

(xii) fail to correct any known misunderstandings regarding the separate identities of the Borrower, on the one hand, and any Affiliate or any principal thereof or any other Person, on the other hand;

(xiii) guarantee, become obligated for, or hold itself out to be responsible for the debt of another Person (except for SPV-S);

(xiv) fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business, solely in its own name in order not (a) to mislead others as to the identity of the Person with which such other party is transacting business, or (b) to suggest that it is responsible for the debts of any third party (including any of its principals or Affiliates) (except for SPV-S);

(xv) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (to the extent there exists sufficient cash flow from the Collateral to do so after the payment of all operating expenses and debt services but the foregoing shall not require any equity owner to make additional capital contributions to the Borrower in order to comply with this provision);

(xvi) [reserved];

(xvii) except as may be required or permitted by the Code and regulations thereunder or other applicable state or local tax law, hold itself out as or be considered as a department or division of (a) any of its principals or Affiliates, (b) any Affiliate of a principal or (c) any other Person;

(xviii) fail to maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and not have its assets listed on any financial statement of any other Person; provided, however, that the Borrower’s assets may be included in a consolidated financial statement of its Affiliates so long as (a) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the Borrower from such Person and to indicate that the Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Person or any other Person and (b) such assets shall also be listed on the Borrower’s own separate balance sheet;

(xix) fail to pay its own liabilities and expenses only out of its own funds or the funds of SPV-S (including funds contributed to its capital by the Equityholder) (to the extent there exists sufficient cash flow from the Collateral to do so after the payment of all operating expenses and debt services but the foregoing shall not require any equity owner to make additional capital contributions to the Borrower in order to comply with this provision);

(xx) fail to maintain a sufficient number of employees, if any, in light of its contemplated business operations or to pay the salaries of its own employees, if any (for the avoidance of doubt, such number may be zero);

(xxi) except in connection with any exchange offer, work-out, restructuring or the exercise of any rights or remedies with respect to any Loan with

(d) No Violation. The execution and delivery of this Agreement, the performance of the Transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any material respect, any Applicable Law as to the Collateral Agent.

(e) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Governmental Authority applicable to the Collateral Agent, required in connection with the execution and delivery of this Agreement, the performance by the Collateral Agent of the transactions contemplated hereby and the fulfillment by the Collateral Agent of the terms hereof have been obtained.

(f) Validity, Etc. This Agreement constitutes the legal, valid and binding obligation of the Collateral Agent, enforceable against the Collateral Agent in accordance with its terms, except as such enforceability may be limited by applicable Insolvency Laws and general principles of equity (whether considered in a suit at law or in equity).

(g) Corporate Collateral Agent Required; Eligibility. The Collateral Agent (including any successor Collateral Agent appointed pursuant to Section 7.5) hereunder (A)(i) is a national banking association or banking corporation or trust company organized and doing business under the laws of any state or the United States, (ii) is authorized under such laws to exercise corporate trust powers, (iii) has a combined capital and surplus of at least $200,000,000, and (iv) is subject to supervision or examination by federal or state authority, or (B) is otherwise acceptable to the Borrower (or the Collateral Manager on its behalf) and the Administrative Agent. If such banking association publishes reports of condition at least annually, pursuant to Applicable Law or the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 4.4(g) its combined capital and surplus shall be deemed to be as set forth in its most recent report of condition so published. In case at any time the Collateral Agent shall cease to be eligible in accordance with the provisions of this Section 4.4(g), the Collateral Agent shall give prompt notice to the Borrower, the Collateral Manager and the Lenders that it has ceased to be eligible to be the Collateral Agent.

Section 4.5 Representations and Warranties of the Equityholder.

The Equityholder hereby represents and warrants, as applicable, as of the Closing Date, the Fourth Amendment Date, each Measurement Date and each Funding Date that in respect of (x) clauses (c) through (y), SPV-S and (y) otherwise, itself:

(a) Sanctions. None of the Equityholder, any Person directly or indirectly Controlling the Equityholder or any Person directly or indirectly Controlled by the Equityholder and, to the Equityholder’s knowledge, no Related Party of the foregoing (i) is a Sanctioned Person; (ii) is owned or controlled by, or is or has been acting or purporting to act for or on behalf of, directly or indirectly, a Sanctioned Person; or (iii) is, to the Equityholder’s knowledge, under investigation for an alleged breach of Sanction(s) by a Governmental Authority that enforces Sanctions. No investor in such Person is a Sanctioned Person. Each such Person has instituted, maintains and complies with policies, procedures and controls reasonably designed to assure compliance with Sanctions. The Equityholder will notify each Lender and Administrative Agent in writing not more than three (3) Business Days after becoming aware of any breach of this section.

(b) Anti-Money Laundering Laws and Anti-Corruption Laws. The Equityholder, any Person directly or indirectly Controlling the Equityholder or any Person directly or indirectly Controlled by the Equityholder and, to the Equityholder’s knowledge, any Related Party of the foregoing (i) has instituted, maintains and complies with policies, procedures and controls reasonably designed to assure compliance with Anti-Money Laundering Laws and Anti-Corruption Laws and (ii) is not, to the Equityholder’s knowledge, under investigation for an alleged violation of Anti-Money Laundering Laws or Anti-Corruption Laws by a Governmental Authority that enforces such laws.

(c) Organization and Good Standing. SPV-S has been duly organized, and is validly existing as a limited liability company in good standing, under the laws of Delaware, with all requisite limited liability company power and authority to own or lease its properties and conduct its business as such business is presently conducted, and had at all relevant times, and now has all necessary power, authority and legal right to acquire, own and sell the SPV-S Collateral.

(d) Due Qualification. SPV-S is (i) duly qualified to do business and is in good standing as a limited liability company in its jurisdiction of formation, and (ii) has obtained all necessary qualifications, licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals, except where the failure to be qualified, licensed or approved would not reasonably be expected to have a Material Adverse Effect.

(e) Power and Authority; Due Authorization; Execution and Delivery. SPV-S (i) has all necessary limited liability company power, authority and legal right to (a) execute and deliver each Transaction Document to which it is a party, and (b) carry out the terms of the Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary limited liability company action, the execution, delivery and performance of each Transaction Document to which it is a party and the pledge and assignment of a security interest in the SPV-S Collateral on the terms and conditions herein provided, subject only to Permitted Liens. Each Transaction Document to which SPV-S is a party have been duly executed and delivered by it.

(f) Binding Obligation. Each Transaction Document to which SPV-S is a party constitutes a legal, valid and binding obligation of SPV-S enforceable against it in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and by general principles of equity (whether such enforceability is considered in a suit at law or in equity).

(g) No Violation. The execution, delivery and performance of each Transaction Document to which SPV-S is a party and the fulfillment of the terms thereof will not (i) violate any Governing Documents of SPV-S, (ii) violate, in any material respect, any Contractual Obligation of SPV-S, (iii) result in the creation of any Lien on the SPV-S Collateral (other than any Permitted Lien), or (iv) violate any Applicable Law in any material respect.

(h) Agreements. SPV-S is not a party to any agreement or instrument or subject to any limited liability company restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect. SPV-S is not in default in any manner under any provision of any material agreement or material instrument evidencing Indebtedness, or any other material agreement or material instrument to which it is a party or by which it or any of its properties or assets are or may be bound.

(i) No Proceedings. There is no litigation, proceeding or investigation pending or, to the knowledge of a Responsible Officer of SPV-S threatened against SPV-S, before any Governmental Authority (i) asserting the invalidity of any Transaction Document to which SPV-S is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by any Transaction Document to which SPV-S is a party or (iii) that could reasonably be expected to have a Material Adverse Effect.

(j) All Consents Required. All approvals, authorizations, consents, orders, licenses, filings or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by SPV-S of each Transaction Document to which SPV-S is a party have been obtained.

(k) Bulk Sales. The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not require compliance with any “bulk sales” act or similar statutory provisions in effect in any applicable jurisdiction by SPV-S.

(l) Solvency. SPV-S is not the subject of any Insolvency Proceedings or Insolvency Event. The transactions under the Transaction Documents to which SPV-S is a party do not and will not render SPV-S not Solvent.

(m) Taxes. SPV-S (i) is and has always been treated as either (x) a domestic partnership, each of whose partners (as determined for U.S. federal income tax purposes) will be U.S. Persons or (y) a disregarded entity of a U.S. Person for U.S. federal income tax purposes and (ii) has timely filed or caused to be filed all U.S. federal, state, and other material Tax returns and reports required to be filed by it except as could not reasonably be expected to have a Material Adverse Effect and has paid or caused to be paid all U.S. federal, state, and other material Taxes required to be paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which SPV-S has set aside on its books adequate reserves in accordance with GAAP except as could not reasonably be expected to have a Material Adverse Effect.

(n) Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein or in the other Transaction Documents (including, without limitation, the use of the proceeds from the transfer of the Collateral) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. SPV-S does not own or intend to carry or purchase, and no proceeds from the Advances will be used to carry or purchase, any Margin Stock or to extend “purpose credit” within the meaning of Regulation U.

(o) Security Interest.

(i) The SPV-S Guarantee and Security Agreement creates a valid and continuing security interest (as defined in the UCC as in effect from time to time in the State of New York) in the SPV-S Collateral in favor of the Collateral Agent, on behalf of the Secured Parties, which security interest is validly perfected under Article 9 of the UCC and is prior to all other Liens (except for Permitted Liens), and is enforceable as such against creditors of and purchasers from SPV-S, except to the extent such enforceability thereof may be limited by applicable Insolvency Laws and general principles of equity;

(ii) the SPV-S Collateral is comprised of “instruments”, “security entitlements”, “general intangibles”, “certificated securities”, “uncertificated securities”, “securities accounts”, “investment property” and “proceeds” (each as defined in the applicable UCC) and such other categories of collateral under the applicable UCC as to which SPV-S has complied with its obligations under Section 4.5(o)(i);

(iii) SPV-S owns and has good and marketable title to (or, with respect to assets securing any Collateral, a valid security interest in) the SPV-S Collateral free and clear of any Lien (other than Permitted Liens) of any Person;

(iv) SPV-S has received all consents and approvals (if any) required by the terms of any Loan to the granting of a security interest in the SPV-S Master Participation Agreement to the SPV-S Collateral Agent, on behalf of the Secured Parties;

(v) SPV-S has taken all necessary steps to authorize the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in that portion of the SPV-S Collateral in which a security interest may be perfected by filing pursuant to Article 9 of the UCC as in effect in SPV-S’s jurisdiction of organization;

(vi) other than as expressly permitted by the terms of the Transaction Documents, this Agreement and the security interest granted to the Collateral Agent, on behalf of the Secured Parties, pursuant to the SPV-S Guarantee and Security Agreement, SPV-S has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the SPV-S Collateral. SPV-S has not authorized the filing of and is not aware of any financing statements against it that includes a description of any collateral included in the SPV-S Collateral other than any financing statement (A) relating to the security interest granted to the Collateral Agent hereunder or any Permitted Lien, (B) relating to the security interest, if any, granted to SPV-S under a Transfer Agreement, or (C) that has been terminated and/or fully and validly assigned to the Collateral Agent or SPV-S on or prior to the date hereof;

(vii) SPV-S is not aware of the filing of any judgment or Lien for Taxes filed against it other than Permitted Liens;

(viii) with respect to SPV-S Collateral that constitutes a “certificated security,” such certificated security has been delivered to the Collateral Agent on behalf of the Secured Parties and, if in registered form, has been specially Indorsed to the Collateral Agent, on behalf of the Secured Parties, or in blank by an effective Indorsement or has been registered in the name of the Collateral Agent, on behalf of the Secured Parties, upon original issue or registration of transfer by SPV-S; and

(ix) in the case of an Uncertificated Security, SPV-S shall cause the issuer of such uncertificated security to register the Collateral Agent, on behalf of the Secured Parties, as the registered owner of such uncertificated security.

(p) Location of Offices. SPV-S’s location (within the meaning of Article 9 of the UCC) is, and at all times has been, the State of Delaware. SPV-S has not changed its name (whether by amendment of its certificate of formation, by reorganization or otherwise) or its jurisdiction of organization and has not changed its location within the four (4) months preceding the Fourth Amendment Date.

(q) Accounting. Other than for tax purposes, SPV-S accounts for the transfers to it of interests in SPV-S Collateral as purchases of such SPV-S Collateral for financial accounting purposes (including notations on its books, records and financial statements, in each case consistent with GAAP and with the requirements set forth herein).

(r) Special Purpose Entity. At all times prior to the Collection Date, SPV-S has not and shall not:

(i) do anything that would result in a breach of Section 5.7(e) of this Agreement;

(ii) except as otherwise permitted under this Agreement or any other Transaction Document, fail to preserve its existence as an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, or without the prior written consent of the Administrative Agent, amend, modify, terminate or fail to comply with the provisions of its limited liability company agreement or fail to observe, in all material respects, limited liability company formalities;

(iii) form, acquire or own any Subsidiary, own any Capital Stock in any other entity (other than Capital Stock in Obligors in connection with the exercise of any remedies with respect to a Loan or any exchange offer, work-out or restructuring of a Loan), or make any Investment in any Person (other than Permitted Investments or Capital Stock in Obligors in connection with the exercise of any remedies with respect to a Loan or any exchange offer, work-out or restructuring of a Loan) without the prior written consent of the Administrative Agent;

(iv) commingle its assets with the assets of any of its Affiliates, or of any other Person (except for the Borrower);

(v) incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (1) Indebtedness to the Secured Parties hereunder or in conjunction with a repayment of all Advances owed to the Lenders and a termination of all the Commitments, (2) ordinary course contingent obligations under the Underlying Instruments (such as customary indemnities to fronting banks, administrative agents, collateral agents, depository banks, escrow agents, etc.) and (3) Indebtedness pursuant to the Transaction Documents or any agreement for the sale or disposition of Loans;

(vi) become insolvent or fail to pay its debts and liabilities from its assets as the same shall become due;

(vii) fail to maintain its records, books of account and bank accounts separate and apart from those of any other Person;

(viii) enter into any contract or agreement with any Person, except (a) the Transaction Documents, (b) organizational documents, (c) Underlying Instruments and (d) other contracts or agreements that are upon terms and conditions that are commercially reasonable and substantially similar to those that would be available on an arm’s length basis with third parties other than such Person; provided that, for the avoidance of doubt with regard to this clause (x), (i) acquisitions of SPV-S Collateral from an Affiliate Transferor, sales of SPV-S Collateral to an Affiliate Transferor, and distributions (including Permitted RIC Distributions) to its member in accordance with the terms hereof shall be permitted and (ii) the Equityholder may contribute cash or other property as a capital contribution to SPV-S;

(ix) seek its dissolution or winding up in whole or in part or divide or permit any division of SPV-S;

(x) fail to correct any known misunderstandings regarding the separate identities of SPV-S, on the one hand, and any Affiliate or any principal thereof or any other Person, on the other hand;

(xi) guarantee, become obligated for, or hold itself out to be responsible for the debt of another Person (except for the Borrower);

(xii) fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business, solely in its own name in order not (a) to mislead others as to the identity of the Person with which such other party is transacting business, or (b) to suggest that it is responsible for the debts of any third party (including any of its principals or Affiliates) (except for the Borrower);

(xiii) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (to the extent there exists sufficient cash flow from the SPV-S Collateral to do so after the payment of all operating expenses and debt services but the foregoing shall not require any equity owner to make additional capital contributions to SPV-S in order to comply with this provision);

(xiv) except as may be required or permitted by the Code and regulations thereunder or other applicable state or local tax law, hold itself out as or be considered as a department or division of (a) any of its principals or Affiliates, (b) any Affiliate of a principal or (c) any other Person;

(xv) fail to maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and not have its assets listed on any financial statement of any other Person; provided, however, that SPV-S’s assets may be included in a consolidated financial statement of its Affiliates so long as (a) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the Borrower from such Person and to indicate that SPV-S’s assets and credit are not available to satisfy the debts and other obligations of such Person or any other Person and (b) such assets shall also be listed on SPV-S’s own separate balance sheet;

(xvi) fail to pay its own liabilities and expenses only out of its own funds or the funds of the Borrower (including funds contributed to its capital by the Equityholder) (to the extent there exists sufficient cash flow from the SPV-S Collateral to do so after the payment of all operating expenses and debt services but the foregoing shall not require any equity owner to make additional capital contributions to the Borrower in order to comply with this provision);

(xvii) fail to maintain a sufficient number of employees, if any, in light of its contemplated business operations or to pay the salaries of its own employees, if any (for the avoidance of doubt, such number may be zero);

(xviii) except in connection with any exchange offer, work-out, restructuring or the exercise of any rights or remedies with respect to any Loan with respect to which an Obligor is or would thereby become an Affiliate, acquire the obligations or securities issued by its Affiliates or members (unless approved by the Administrative Agent in its sole discretion);

(xix) fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;

(xx) to the extent used, fail to use separate invoices and checks bearing its own name;

(xxi) except for any Permitted Lien, pledge its assets to secure the obligations of any other Person;

(xxii) fail at any time to have at least one (1) Independent Manager who has prior experience as an independent director, independent manager or independent member with at least three years of employment experience and who is provided by CT Corporation, Corporation Service Company, Maples Fiduciary Services, Puglisi & Associates, National Registered Agents, Inc., Wilmington Trust Company, Lord Securities Corporation, Citadel SPV or, if none of those companies is then providing professional Independent Managers, another nationally recognized company reasonably approved by the Administrative Agent, in each case that is not an Affiliate of SPV-S, the Collateral Manager or any Affiliate Transferor and that provides professional Independent Managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Manager and is not, and has never been, and will not while serving as Independent Manager be, any of the following: (a) a member, partner, equityholder, manager, director, officer or employee of SPV-S, or any of its equityholders, the Collateral Manager or Affiliates (other than as an Independent Manager of an Affiliate of SPV-S, that is not in the direct chain of ownership of SPV-S and that is required by a creditor to be a single purpose bankruptcy-remote entity, provided that such Independent Manager is employed by a company that routinely provides professional independent managers or directors); (b) a creditor, supplier or service provider (including provider of professional services) to SPV-S, the Collateral Manager or any of its equityholders or Affiliates (other than a nationally recognized company that routinely provides professional independent managers and other corporate services to SPV-S, the Collateral Manager or any of its equityholders or Affiliates in the ordinary course of business); (c) an immediate family member of a person described in (a) or (b) above; or (d) a Person that controls (whether directly, indirectly or otherwise) any of (a), (b) or (c) above. A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (a) by reason of being the Independent Manager of a “special purpose entity” affiliated with SPV-S shall be qualified to serve as an Independent Manager of SPV-S;

(xxiii) fail to ensure that all limited liability company actions relating to the appointment, maintenance or replacement of the Independent Manager are complied with;

(xxiv) fail to provide that the unanimous consent of all managers (including the consent of SPV-S’s Independent Manager) is required for SPV-S to (a) institute proceedings to be adjudicated bankrupt or insolvent, (b) institute or consent to the institution of bankruptcy or insolvency proceedings against it, (c) file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (d) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for SPV-S, (e) make any assignment for the benefit of SPV-S’s creditors, (f) admit in writing its inability to pay its debts generally as they become due, or (g) take any action in furtherance of any of the foregoing; or

(xxv) fail to file its own tax returns separate from those of any other Person, except to the extent that SPV-S is treated as a disregarded entity for U.S. federal income tax purposes or to the extent that such failure does not constitute a breach of Section 5.7(f)(vii).

(s) Investment Company Act. SPV-S is not registered as an “investment company” within the meaning of, and is not required to register as an “investment company” under, the 1940 Act.

(t) ERISA. SPV-S has no ERISA Affiliates. SPV-S does not maintain, sponsor or contribute to (or have an obligation to contribute to), or in the past six years maintained, sponsored or contributed to (or had an obligation to contribute to) any Employee Plan or Multiemployer Plan. Neither SPV-S nor any ERISA Affiliate has established or has any liability (contingent or otherwise) with respect to any Employee Plan or Multiemployer Plan. SPV-S satisfies an exception under the Plan Asset Regulations, so that its underlying assets do not constitute Plan Assets and it does not hold “plan assets” subject to laws or regulations similar to Section 406 of ERISA or Section 4975 of the Code.

(u) Compliance with Law. SPV-S has complied in all material respects with all Applicable Law to which it may be subject, and no item of SPV-S Collateral contravenes any Applicable Law (including, without limitation, all applicable predatory and abusive lending laws, laws, rules and regulations relating to licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy).

(v) Accuracy of Representations and Warranties. Each representation or warranty by SPV-S contained herein or in any report, financial statement, exhibit, schedule, certificate or other document furnished by SPV-S pursuant hereto, in connection herewith or in connection with the negotiation hereof is true and correct in all material respects (except any representations qualified as to ‘materiality’ or ‘Material Adverse Effect’ shall be true and correct in all respects so qualified) as of the date made or deemed made.

(w) Sanctions. None of SPV-S, any Person directly or indirectly Controlling SPV-S nor any Person directly or indirectly Controlled by SPV-S and, to SPV-S’s knowledge, no Related Party of the foregoing (i) is a Sanctioned Person; (ii) is owned or controlled by, or is or has been acting or purporting to act for or on behalf of, directly or indirectly, a Sanctioned Person; or (iii) is, to SPV-S’s knowledge, under investigation for an alleged breach of Sanction(s) by a Governmental Authority that enforces Sanctions. To the knowledge of SPV-S, no investor in such Person is a Sanctioned Person. Each such Person has instituted, maintains and complies with policies, procedures and controls reasonably designed to assure compliance with Sanctions. SPV-S will notify each Lender and the Administrative Agent in writing not more than three (3) Business Days after becoming aware of any breach of this section.

(x) Anti-Money Laundering Laws and Anti-Corruption Laws. SPV-S, any Person directly or indirectly Controlling SPV-S and any Person directly or indirectly Controlled by SPV-S and, to SPV-S’s knowledge, any Related Party of the foregoing (i) has instituted, maintains and complies with policies, procedures and controls reasonably designed to assure compliance with Anti-Money Laundering Laws and Anti-Corruption Laws and (ii) is not, to SPV-S’s knowledge, under investigation for an alleged violation of Anti-Money Laundering Laws or Anti-Corruption Laws by a Governmental Authority that enforces such laws.

(y) Valid Security Interest. The SPV-S Guarantee and Security Agreement constitutes a valid grant of a security interest in all of the SPV-S Collateral to the Collateral Agent, for the benefit of the Secured Parties, which security interest constitutes a valid and first priority perfected security interest in all of the SPV-S Collateral (subject to Permitted Liens) in that portion of the SPV-S Collateral in which a security interest may be created under Article 9 of the UCC as in effect from time to time in the State of New York.

ARTICLE V

GENERAL COVENANTS

Section 5.1 Affirmative Covenants of the Borrower.

The Borrower covenants and agrees with the Lenders that during the Covenant Compliance Period:

(a) Compliance with Laws. The Borrower will comply in all material respects with all Applicable Laws, including those with respect to the Collateral or any part thereof.

(b) Preservation of Company Existence. The Borrower will (i) preserve and maintain its limited liability company existence, rights, franchises and privileges in the jurisdiction of its formation and (ii) qualify and remain qualified in good standing as a limited liability company in each jurisdiction in which it does business and in which it is required to qualify under Applicable Law where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would have, or could reasonably be expected to have, a Material Adverse Effect.

(c) Performance and Compliance with Collateral. The Borrower will, at the Borrower’s expense, timely and fully perform and comply (or, by exercising its rights thereunder, cause any Affiliate Transferor to perform and comply pursuant to the applicable Transfer Agreement) with all provisions, covenants and other promises required to be observed by it under the Collateral, the Transaction Documents and all other agreements related to such Collateral.

(d) Keeping of Records and Books of Account. The Borrower will (or will cause the Collateral Manager to) keep proper books of record and account in which full, true and correct entries in conformity with GAAP of all dealings and transactions in relation to its business and activities. The Borrower will permit any representatives designated by the Administrative Agent to visit and inspect the financial records and the properties of such person during normal office hours and upon no less than five (5) Business Days’ notice no more than once in any fiscal year when no Event of Default is in existence; provided that after the occurrence of an Event of Default and during its continuance, there shall be no limit to the number of such visits and inspections.

(e) Protection of Interest in Collateral. With respect to the Collateral acquired by the Borrower, the Borrower will (i) acquire such Collateral pursuant to and in accordance notice of the occurrence of such Event of Default or Default of which the Borrower has knowledge or has received notice. No later than three (3) Business Days after the date of such notice, the Borrower will provide a written statement of a Responsible Officer of the Borrower setting forth the details of such event (to the extent known by the Borrower) and the action, if any, that the Borrower proposes to take with respect thereto.

(j) [Reserved].

(k) Taxes. The Borrower (i) will be treated as either (x) a domestic partnership (each of whose partners (as determined for U.S. federal income tax purposes) will be U.S. Persons) or (y) a disregarded entity of a U.S. Person for U.S. federal income tax purposes and (ii) will timely file or cause to be filed all U.S. federal and state income Tax returns and other material Tax returns and reports required to be filed by it and will pay or cause to be paid all U.S. federal and state income Taxes and other material Taxes required to be paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower sets aside on its books adequate reserves in accordance with GAAP.

(l) Use of Proceeds. The Borrower will use the proceeds of the Advances only to acquire Eligible Loans (including Eligible Loans subject to SPV-S Participation Interests), to fund draws under Delayed Draw Loans and Revolving Loans, to make distributions (including Permitted RIC Distributions) to its member in accordance with the terms hereof or to pay related expenses (including interest, fees and expenses payable hereunder) in accordance with Sections 2.7 and 2.8.

(m) Obligor Notification Forms. The Administrative Agent may, in its discretion after the occurrence and during the continuance of a Collateral Manager Termination Event or an Event of Default, send notification forms giving the Obligors and/or agents on Agented Loans notice of the Collateral Agent’s interest in the Collateral and the obligation to make payments as directed by the Collateral Agent.

(n) Adverse Claims. The Borrower will not create, or participate in the creation of, or permit to exist, any Liens on any of the Accounts other than the Lien created by this Agreement and Permitted Liens.

(o) Notices. The Borrower will (or will cause the Collateral Manager to) furnish to the Administrative Agent:

(i) Auditors’ Management Letters. Promptly after the receipt thereof, any auditors’ management letters are received by the Borrower or by its accountants;

(ii) Representations and Warranties. Promptly after a Responsible Officer’s obtaining knowledge or notice of the same, the Borrower shall notify the Administrative Agent if any representation or warranty set forth in Section 4.1 or Section 4.2 was incorrect at the time it was given or deemed to have been given and at the same time deliver to the Administrative Agent a written notice setting forth in reasonable detail the nature of such facts and circumstances. In particular, but without limiting the foregoing, the Borrower shall notify the Administrative Agent in the manner set forth in

(including filing UCC and other financing statements, agreements or instruments) that the Administrative Agent may reasonably request in order to effectuate the transactions contemplated by the Transaction Documents and in order to grant, preserve, protect and perfect the validity and first priority (subject to Permitted Liens) of the security interests and Liens created or intended to be created hereby. Such security interests and Liens will be created hereunder and the Borrower shall deliver or cause to be delivered to the Administrative Agent all such instruments and documents (including legal opinions and lien searches) as it shall reasonably request to evidence compliance with this Section 5.1(s). The Borrower agrees to provide such evidence as the Administrative Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien.

(t) Non-Consolidation. The Borrower shall at all times refrain from any action, or conducting its affairs in a manner, that is likely to result in its separate existence being ignored or in its assets and liabilities being substantively consolidated with any other Person (other than SPV-S) in a bankruptcy, reorganization or other insolvency proceeding, or that otherwise causes it to make incorrect any of the assumptions made by King & Spalding International LLP in its opinions delivered pursuant to Section 3.1.

(u) Loan Acquisitions. All Loans acquired by the Borrower shall be directly originated by the Borrower, acquired from an Affiliate Transferor pursuant to the applicable Transfer Agreement or acquired from an unaffiliated third party; it being understood and agreed that, for administrative convenience, Loans acquired by an Affiliate Transferor from Affiliates may be settled directly into the Borrower. No Loan may be acquired by the Borrower pursuant to a Transfer Agreement unless an applicable “true sale” or “true contribution” opinion satisfactory to the Administrative Agent in its sole discretion has been delivered.

(v) Lien Searches Against Obligors. The Administrative Agent shall, at any time, have the right to run a UCC lien search against any Obligor; provided that, unless an Event of Default has occurred and is continuing, the Administrative Agent shall be limited to no more than one (1) UCC lien search per Obligor in any calendar year. Each such UCC lien search shall be at the sole expense of the Borrower.

(w) Other. Subject to Section 5.1(e), Borrower will furnish to the Administrative Agent promptly, from time to time, such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of the Borrower as the Administrative Agent may from time to time reasonably request in order to protect the interests of the Collateral Agent or the other Secured Parties under or as contemplated by this Agreement.

(x) Compliance with Sanctions. The Borrower shall, and shall ensure that any Person directly or indirectly Controlling the Borrower, any Person directly or indirectly Controlled by the Borrower and, to the Borrower’s knowledge, any Related Party of the foregoing will, comply with all applicable Sanctions, and maintain policies and procedures reasonably designed to ensure compliance with Sanctions. The Borrower will notify each Lender and the Administrative Agent in writing not more than three (3) Business Days after becoming aware of any breach of this section.

or Anti-Money Laundering Laws, or that could otherwise cause any Lender or any other party to this Agreement to be in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws.

(e) SPV-S. The Equityholder shall:

(i) maintain 100% ownership of SPV-S and shall not permit any Person to have a Lien (other than a Permitted Lien) over the Capital Stock of SPV-S;

(ii) cause SPV-S to grant a security interest in (A) any bank account it may have, if any, and (B) rights under the SPV-S Master Participation Agreement pursuant to the SPV-S Guarantee and Security Agreement (the “SPV-S Security Interest”); and

(iii) not permit SPV-S (A) to enter into any transactions or incur any Indebtedness other than pursuant to the SPV-S Master Participation Agreement, the SPV-S Guarantee and Security Agreement and any Transaction Documents in connection therewith that are consented to by the Administrative Agent in its sole discretion or to hold other assets except the assets subject to the SPV-S Security Interests; (B) to make any distributions when an Event of Default is continuing other than a payment to the Borrower made to the Collection Account; (C) to fail to comply with positive and negative covenants that would apply to the Borrower had the Eligible Loans been held by the Borrower, including the covenants set forth in clause (f) below; and (D) to hold or maintain any bank account unless such bank account is subject to an account control agreement on terms consistent with the Account Control Agreement and in form and substance satisfactory to the Collateral Agent and the Administrative Agent.

(f) Covenants with Respect to SPV-S. The Equityholder shall undertake to procure that:

(i) Compliance with Laws. SPV-S will comply in all material respects with all Applicable Laws, including those with respect to the SPV-S Collateral or any part thereof.

(ii) Preservation of Company Existence. SPV-S will (i) preserve and maintain its limited liability company existence, rights, franchises and privileges in the jurisdiction of its formation and (ii) qualify and remain qualified in good standing as a limited liability company in each jurisdiction in which it does business and in which it is required to qualify under Applicable Law where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would have, or could reasonably be expected to have, a Material Adverse Effect.

(iii) Performance and Compliance with Collateral. SPV-S will, at SPV-S’s expense, timely and fully perform and comply (or, by exercising its rights thereunder, cause any Affiliate Transferor to perform and comply pursuant to the applicable Transfer Agreement) with all provisions, covenants and other promises required to be observed by it under the SPV-S Collateral, the Transaction Documents to which it is party and all other agreements related to such SPV-S Collateral.

(iv) Keeping of Records and Books of Account. SPV-S will (or will cause the Collateral Manager to) keep proper books of record and account in which full, true and correct entries in conformity with GAAP of all dealings and transactions in relation to its business and activities. SPV-S will permit any representatives designated by the Administrative Agent to visit and inspect the financial records and the properties of such person during normal office hours and upon no less than five (5) Business Days’ notice no more than once in any fiscal year when no Event of Default is in existence; provided that after the occurrence of an Event of Default and during its continuance, there shall be no limit to the number of such visits and inspections.

(v) Protection of Interest in SPV-S Collateral. With respect to the SPV-S Collateral acquired by SPV-S, SPV-S will (i) at SPV-S’s expense, take all action necessary to perfect, protect and more fully evidence SPV-S’s ownership of such SPV-S Collateral free and clear of any Lien other than the Lien created hereunder and Permitted Liens, including, without limitation, (a) with respect to that portion of the SPV-S Collateral in which a security interest may be perfected by filing and maintaining (at SPV-S’s expense), effective financing statements against any Affiliate Transferor in all necessary or appropriate filing offices, (including any amendments thereto or assignments thereof) and filing continuation statements, amendments or assignments with respect thereto in such filing offices, (including any amendments thereto or assignments thereof) and (b) executing or causing to be executed such other instruments or notices as may be necessary or appropriate, (iii) permit the Administrative Agent or its respective agents or representatives to visit the offices of SPV-S during normal office hours and upon reasonable notice examine and make copies of all documents, books, records and other information concerning the SPV-S Collateral and discuss matters related thereto with any of the Responsible Officers of SPV-S having knowledge of such matters no more than once in any fiscal year when no Event of Default is in existence, and (iv) take all additional action that the Administrative Agent may reasonably request to perfect, protect and more fully evidence the respective interests of the parties to this Agreement and the SPV-S Guarantee and Security Agreement in the SPV-S Collateral.

(vi) Special Purpose Entity. SPV-S shall be in compliance with the special purpose entity requirements set forth in Section 4.5(r).

(vii) Taxes. SPV-S (i) will be treated as either (x) a domestic partnership (each of whose partners (as determined for U.S. federal income tax purposes) will be U.S. Persons) or (y) a disregarded entity of a U.S. Person for U.S. federal income tax purposes and (ii) will timely file or cause to be filed all U.S. federal and state income Tax returns and other material Tax returns and reports required to be filed by it and will pay or cause to be paid all U.S. federal and state income Taxes and other material Taxes required to be paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which SPV-S sets aside on its books adequate reserves in accordance with GAAP.

(viii) Notices. SPV-S will (or will cause the Collateral Manager to) furnish to the Administrative Agent:

(1) Auditors’ Management Letters. Promptly after the receipt thereof, any auditors’ management letters are received by SPV-S or by its accountants;

(2) Representations and Warranties. Promptly after a Responsible Officer’s obtaining knowledge or notice of the same, SPV-S shall notify the Administrative Agent if any representation or warranty set forth in Section 4.5 was incorrect at the time it was given or deemed to have been given and at the same time deliver to the Administrative Agent a written notice setting forth in reasonable detail the nature of such facts and circumstances. In particular, but without limiting the foregoing, SPV-S shall notify the Administrative Agent in the manner set forth in the preceding sentence before any Funding Date of any facts or circumstances within the knowledge of a Responsible Officer of SPV-S which would render any of the said representations and warranties untrue as of such Funding Date;

(3) Proceedings. Promptly and in any event within five (5) Business Days after a Responsible Officer of SPV-S receives notice or obtains knowledge thereof, notice of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the SPV-S Collateral, the Transaction Documents to which it is party, the Collateral Agent’s interest in the SPV-S Collateral; provided that notwithstanding the foregoing, any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the SPV-S Collateral, the Transaction Documents to which it is party, the Collateral Agent’s interest in the SPV-S Collateral or SPV-S in excess of $500,000 shall be deemed to be material for purposes of this Section 5.7(f)(viii)(3);

(4) Notice of Material Events. Promptly upon a Responsible Officer of SPV-S obtaining knowledge thereof (and, in any event, within two (2) Business Days, thereof), notice of any failure to comply with Section 5.7(f)(x), (2) any other event or circumstance that could reasonably be expected to have a Material Adverse Effect;

(5) Organizational Changes. Promptly and in any event within ten (10) Business Days after the effective date thereof, notice of any change in the name, jurisdiction of organization, organizational structure or location of records of SPV-S; provided that SPV-S agrees not to effect or permit any change referred to in this sentence unless all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the SPV-S Collateral;

(6) Accounting Changes. Promptly and in any event within three (3) Business Days after the effective date thereof, notice of any material change in the accounting policies of SPV-S; and

(7) Notice of Liens. Promptly after receipt by a Responsible Officer of SPV-S of knowledge or notice thereof, SPV-S will notify the Administrative Agent and the Collateral Agent of the existence of any Lien (including Liens for Taxes) other than Permitted Liens on any SPV-S Collateral and SPV-S shall defend the right, title and interest of the Collateral Agent, for the benefit of the Secured Parties in, to and under the Collateral against all claims of third parties; provided that nothing in this Section 5.7(f)(xiii) shall prevent or be deemed to prohibit SPV-S from suffering to exist Permitted Liens upon any of the SPV-S Collateral.

(ix) Other Information. SPV-S shall furnish to the Administrative Agent for distribution to each Lender:

(1) within five (5) Business Days after the same are sent, copies of all financial statements and reports which SPV-S sends to all of its investors, generally; and

(2) within five (5) Business Days after the same are filed and to the extent that they are not publicly available, copies of all financial statements, filings and reports which SPV-S may make to, or file with, the SEC or any successor or analogous Governmental Authority.

(x) Further Assurances. SPV-S will execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing UCC and other financing statements, agreements or instruments) that the Administrative Agent may reasonably request in order to effectuate the transactions contemplated by the Transaction Documents to which it is party and in order to grant, preserve, protect and perfect the validity and first priority (subject to Permitted Liens) of the security interests and Liens created or intended to be created hereby. Such security interests and Liens will be created hereunder and SPV-S shall deliver or cause to be delivered to the Administrative Agent all such instruments and documents (including legal opinions and lien searches) as it shall reasonably request to evidence compliance with this Section 5.7(x). SPV-S agrees to provide such evidence as the Administrative Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien.

(xi) Non-Consolidation. SPV-S shall at all times refrain from any action, or conducting its affairs in a manner, that is likely to result in its separate existence being ignored or in its assets and liabilities being substantively consolidated with any other Person (other than the Borrower) in a bankruptcy, reorganization or other insolvency proceeding, or that otherwise causes it to make incorrect any of the assumptions made by Akin Gump Strauss Hauer & Feld LLP in its opinions delivered in connection with this Agreement.

(xii) Other. Subject to Section 5.7(f)(v), SPV-S will furnish to the Administrative Agent promptly, from time to time, such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of SPV-S as the Administrative Agent may from time to time reasonably request in order to protect the interests of the Collateral Agent or the other Secured Parties under or as contemplated by this Agreement.

(xiii) Compliance with Sanctions. SPV-S shall, and shall ensure that any Person directly or indirectly Controlling SPV-S, any Person directly or indirectly Controlled by SPV-S and, to SPV-S’s knowledge, any Related Party of the foregoing will, comply with all applicable Sanctions, and maintain policies and procedures reasonably designed to ensure compliance with Sanctions. SPV-S will notify each Lender and the Administrative Agent in writing not more than three (3) Business Days after becoming aware of any breach of this section.

(xiv) Compliance with Anti-Money Laundering Laws and Anti-Corruption Laws. SPV-S shall, and SPV-S shall ensure that each Person directly or indirectly Controlling SPV-S and each Person directly or indirectly Controlled by SPV-S and, to SPV-S’s knowledge, any Related Party of the foregoing will: (i) comply with all applicable Anti-Money Laundering Laws and Anti-Corruption Laws and maintain policies and procedures reasonably designed to ensure compliance with Anti-Money Laundering Laws and Anti-Corruption Laws; (ii) conduct the requisite due diligence in connection with the transactions contemplated herein for purposes of complying with the Anti-Money Laundering Laws, including with respect to the legitimacy of any applicable investor and the origin of the assets used by such investor to purchase the property in question, and maintain sufficient information to identify any applicable investor for purposes of the Anti-Money Laundering Laws; (iii) not, directly or indirectly, use the proceeds of any Advance hereunder to fund, finance or facilitate any activities, business or transactions that are in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws; and (iv) not fund any repayment of the Obligations with proceeds that are directly or indirectly derived from any transaction or activity that is prohibited by any Anti-Corruption Laws or Anti-Money Laundering Laws, or that could otherwise cause any Lender or any other party to this Agreement to be in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws.

(xv) Beneficial Ownership Regulation. Promptly following any request therefor, SPV-S shall deliver to the Administrative Agent or any Lender information and documentation reasonably requested by the Administrative Agent or such Lender, as applicable, for purposes of compliance with the Beneficial Ownership Regulation.

ARTICLE VI

COLLATERAL MANAGEMENT

Section 6.1 Appointment of the Collateral Manager.

The Collateral Manager is hereby appointed as collateral manager and servicing agent of the Borrower for the purpose of performing certain collateral management functions including, without limitation, directing and supervising the investment and reinvestment of the Loans and Permitted Investments, servicing the Collateral, enforcing the Borrower’s rights and remedies in, to and under the Collateral and performing certain administrative functions on behalf of the Borrower delegated to it under this Agreement and in accordance with the applicable provisions of the Transaction Documents, and the Collateral Manager hereby accepts such appointment. For purposes of its management of the Collateral on behalf of the Borrower, the Collateral Manager hereby agrees that it shall treat all assets subject to SPV-S Participation Interests as being owned by the Borrower for purposes of this Agreement (and shall manage such assets in accordance with this Agreement). The Collateral Manager shall have the power to execute and deliver all necessary and appropriate documents and instruments on behalf of the Borrower in connection with performing its obligations set forth herein. Except as may otherwise be expressly provided in this Agreement, the Collateral Manager will perform its obligations hereunder in accordance with the Collateral Manager Standard. The Collateral Manager and the Borrower hereby acknowledge that the Collateral Agent, the Administrative Agent and the other Secured Parties are third party beneficiaries of the obligations undertaken by the Collateral Manager hereunder.

Section 6.2 Duties of the Collateral Manager.

(a) Duties. Subject to the provisions concerning its general duties and obligations as set forth in Section 6.1 and the terms of this Agreement, the Collateral Manager agrees to manage the investment and reinvestment of the Collateral and shall perform on behalf of the Borrower all duties and functions assigned to the Borrower in this Agreement and the other Transaction Documents and the duties that have been expressly delegated to the Collateral Manager in this Agreement; it being understood that the Collateral Manager shall have no obligation hereunder to perform any duties other than as specified herein and in the other Transaction Documents. The Borrower hereby irrevocably (except as provided below) appoints the Collateral Manager as its true and lawful agent and attorney-in-fact (with full power of substitution) in its name, place and stead in connection with the performance of its duties provided for in this Agreement, including, without limitation, the following powers: (A) to give or cause to be given any necessary receipts or acquittance for amounts collected or received hereunder, (B) to make or cause to be made all necessary transfers of the Loans, Equity Securities and Permitted Investments in connection with any acquisition, sale or other disposition made pursuant hereto, (C) to execute (under hand, under seal or as a deed) and deliver or cause to be executed and delivered on behalf of the Borrower all necessary or appropriate bills of sale, assignments, agreements and other instruments in connection with any such acquisition, sale or other disposition and (D) to execute (under hand, under seal or as a deed) and deliver or cause to any internal documents prepared by the Collateral Manager and provided to its investment committee in connection with such amendment, restatement, supplement, waiver or other modification) within ten (10) Business Days of the effectiveness of such amendment, restatement, supplement, waiver or other modification.

(c) Payment Date Reporting. On each Payment Date, the Collateral Manager will provide to the Borrower, each Lender, the Administrative Agent and the Collateral Agent, a monthly statement including (i) a Borrowing Base Certificate calculated as of the most recent Determination Date, (ii) a Loan Tape prepared as of the most recent Determination Date, and (iii) amounts to be remitted pursuant to Section 2.7 or Section 2.8, as applicable, to the applicable parties (which shall include any applicable wiring instructions of the parties receiving payment (to the extent provided to the Borrower and the Collateral Manager)), with respect to related calendar month signed by a Responsible Officer of the Collateral Manager and the Borrower.

(d) Borrowing Base Certificate. The Collateral Manager on behalf of the Borrower shall furnish to the Administrative Agent for distribution to each Lender, on each Reporting Date and on each Funding Date pursuant to Section 2.2(b)(ii), a Borrowing Base Certificate showing each Borrowing Base as of such date, certified as complete and correct by a Responsible Officer of the Collateral Manager.

(e) Financial Statements. The Collateral Manager will submit to the Administrative Agent, each Lender Agent and the Collateral Agent, to the extent not delivered pursuant to Section 5.1(q), (i) within sixty (60) days after the end of each fiscal quarter of each fiscal year of the Equityholder (other than the fourth fiscal quarter), commencing with the fiscal quarter ending in March 2024, consolidated unaudited financial statements of the Equityholder for the most recent fiscal quarter, and (ii) within one hundred and twenty (120) days after the end of each fiscal year, commencing with the fiscal year ending in 2023, consolidated audited financial statements of the Equityholder audited by a firm of nationally recognized independent public accountants, as of the end of such fiscal year; provided that the financial statements required to be delivered pursuant to this clause (e) which are made available via EDGAR, or any successor system of the SEC, in the Equityholder’s quarterly reports on Form 10-Q or annual reports on Form 10-K, as applicable, shall be deemed delivered to the applicable parties on the date such documents are made available publicly.

(f) Agreed Upon Procedures. The Collateral Manager shall furnish to the Administrative Agent for distribution to each Lender within one hundred and twenty (120) days after the end of each fiscal year of the Equityholder, commencing with the ~~2024~~2025 fiscal year, a report covering such fiscal year of a firm of independent certified public accountants of nationally recognized standing to the effect that such accountants have applied certain agreed-upon procedures (a copy of which procedures are attached hereto as Schedule III, it being understood that the Collateral Manager and the Administrative Agent will provide an updated Schedule III reflecting any further amendments to such Schedule III prior to the issuance of the first such agreed-upon procedures report, a copy of which shall replace the then existing Schedule III) to certain documents and records relating to the Collateral, the Borrower and the Collateral Manager, compared the information contained in selected Borrowing Base Certificates and Payment Date Statements delivered during the period covered by such report with such continuing) and the Borrower (unless an Event of Default has occurred and is continuing)) and an instrument of acceptance by a successor shall not have been delivered to the Collateral Agent within ninety (90) days after the giving of such notice of removal, the Collateral Agent may petition any court of competent jurisdiction for the appointment of a successor Collateral Agent.

Section 7.6 Limitation on Liability.

(a) The Collateral Agent shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it from the Administrative Agent, the Collateral Manager, the Borrower, SPV-S or the requisite number of Lenders, as the case may be. If the Collateral Agent requests instructions from the Administrative Agent, the Collateral Manager, the Borrower, SPV-S or the Lenders with respect to any action or omission in connection with this Agreement or any other Transaction Document, the Collateral Agent shall be entitled (without incurring any liability therefor) to refrain from taking such action and continue to refrain from acting unless and until the Collateral Agent shall have received written instructions from the Administrative Agent, the Collateral Manager, the Borrower, SPV-S or the Lenders, as applicable, with respect to such request.

(b) The Collateral Agent shall not be under any obligation to exercise any of the rights or powers vested in it by this Agreement or any other Transaction Document at the request or direction of the Required Lenders or Administrative Agent unless it shall have been provided indemnity satisfactory to it against the costs, expenses (including the fees and expenses of its attorneys and counsel), and liabilities which may be incurred by it in compliance with or in performing such request or direction.

(c) The Collateral Agent may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Collateral Agent may rely conclusively on and shall be fully protected in acting upon (a) the written instructions of any designated officer of the Administrative Agent or (b) the verbal instructions of the Administrative Agent. The Collateral Agent shall not be deemed to have notice or knowledge of any matter hereunder unless a Responsible Officer of the Collateral Agent receives written or email notice of such matter.

(d) The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement order, approval or other paper, electronic communication or document; provided, however, that, if the form thereof is prescribed by this Agreement or any other Transaction Document, the Collateral Agent shall examine the same to determine whether it conforms on its face to the requirements hereof.

(e) The Collateral Agent may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f) The Collateral Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct or grossly negligent performance or omission of its duties.

(g) The Collateral Agent makes no warranty or representation and shall have no responsibility (except as expressly set forth in Section 4.4 this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral or the SPV-S Collateral, and will not be required to and will not make any representations as to the validity or value of any of the Collateral or the SPV-S Collateral. The Collateral Agent shall not be obligated to take any action hereunder that might in its judgment be contrary to Applicable Law or involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(h) The Collateral Agent shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement or any other Transaction Document to which it is a party and no covenants or obligations shall be implied in this Agreement or any other Transaction Document to which it is a party against the Collateral Agent.

(i) The Collateral Agent shall not be required to expend or risk its own funds in the performance of its duties hereunder or under any other Transaction Document.

(j) It is expressly agreed and acknowledged that the Collateral Agent is not guaranteeing or overseeing the performance of or assuming any liability for the obligations of the other parties hereto or party to any other Transaction Document to which it is a party or any parties to the Collateral or the SPV-S Collateral.

(k) The Collateral Agent may execute any of the trusts or powers hereunder and under any other Transaction Document to which it is party or perform any duties hereunder and under any other Transaction Document to which it is party either directly or by or through agents or attorneys; provided, that the Collateral Agent shall not be responsible for any misconduct or negligence on the part of any non-Affiliated agent or attorney appointed with due care by it hereunder or under any other Transaction Document to which it is party.

(l) The Collateral Agent shall not be responsible for delays or failures in performance resulting from circumstances beyond its control (such circumstances include but are not limited to acts of God, strikes, lockouts, riots, acts of war, loss or malfunctions of utilities, computer (hardware or software) or communications services, terrorism, labor disputes, disease, epidemic, pandemic, quarantine, national emergency, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility).

(m) It is expressly acknowledged by the parties hereto that application and performance by the Collateral Agent of its various duties hereunder and under any other Transaction Document to which it is party (including, without limitation, recalculations to be performed in respect of the matters contemplated hereby) shall be based upon, and in reliance upon, data, information and notice provided to it by the Collateral Manager, the Administrative Agent, the Borrower, SPV-S and/or any related bank agent, obligor or similar party, and the Collateral Agent shall have no responsibility for the accuracy of any such information or data provided to it by such persons and shall be entitled to update its records (as it may deem necessary or appropriate).

(n) The Collateral Agent shall have no liability for any failure, inability or unwillingness on the part of the Lenders, the Administrative Agent, the Collateral Manager, SPV-S or the Borrower to provide accurate and complete information on a timely basis to the Collateral Agent, or otherwise on the part of any such party to comply with the terms of this Agreement or the other Transaction Documents, and shall have no liability for any inaccuracy or error in the performance or observance on the Collateral Agent’s part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof or any other Transaction Document to which it is party.

(o) The Collateral Agent shall not be bound to make any investigation into the creation, perfection or priority of any Lien purported to be created by this Agreement or any other Transaction Document. The Collateral Agent shall not have any duty or responsibility in respect of (i) any recording, filing, or depositing of this Agreement, any other Transaction Document or any other agreement or instrument, monitoring or filing any financing statement or continuation statement evidencing a security interest, the maintenance of any such recording, filing or depositing or any re-recording, re-filing or re-depositing of any thereof, or otherwise monitoring the perfection, continuation of perfection or the sufficiency or validity of any security interest in or related to the Collateral, (ii) the acquisition or maintenance of any insurance or (iii) the payment or discharge of any tax, assessment, or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Collateral or the SPV-S Collateral.

(p) In no event shall the Collateral Agent be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit), even if the Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(q) The right of the Collateral Agent to perform any discretionary act enumerated in this Agreement or any other Transaction Document shall not be construed as a duty.

(r) The rights, privileges, protections, indemnities, immunities and benefits afforded to the Collateral Agent under this Agreement are extended to, and shall be enforceable by (i) the Collateral Agent in each document related hereto to which it is a party or otherwise subject, whether or not specifically set forth therein, and (ii) the entity serving as the Collateral Agent in each of its capacities hereunder and under any related document and each agent, custodian and other Person employed to act by the Collateral Agent hereunder and under any related document, whether or not specifically set forth herein or in any related document, as the case may be, together with such other rights, privileges, protections, indemnities, immunities and benefits afforded to the applicable party hereunder or under any related document.

review. Such review shall be reasonable in scope and shall be completed in a reasonable period of time.

(b) Without limiting the foregoing provisions of Section 7.10(a), from time to time on request of the Administrative Agent, the Collateral Agent shall permit certified public accountants or other independent auditors acceptable to the Administrative Agent to conduct a review of the Underlying Instruments and all other documentation regarding the Collateral. Up to one such review per fiscal year shall be at the expense of the Borrower and additional reviews in a fiscal year shall be at the expense of the requesting Lender(s); provided that, after the occurrence and during the continuance of an Event of Default, any such reviews, regardless of frequency, shall be at the expense of the Borrower.

ARTICLE VIII

SECURITY INTEREST

Section 8.1 Grant of Security Interest.

(a) This Agreement constitutes a security agreement and the Advances effected hereby constitute secured loans by the applicable Lenders to the Borrower under Applicable Law. For such purpose, the Borrower hereby transfers, conveys, assigns and grants as of the Closing Date to the Collateral Agent for the benefit of the Secured Parties, a lien and continuing security interest in all of the Borrower’s right, title and interest in, to and under (but none of the obligations under) all Collateral (other than any Collateral which constitutes Margin Stock), whether now existing or hereafter arising or acquired by the Borrower, and wherever the same may be located, to secure the prompt, complete and indefeasible payment and performance in full when due, whether by lapse of time, acceleration or otherwise, of the Obligations of the Borrower arising in connection with this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, including, without limitation, all Obligations. Notwithstanding any of the other provisions set forth in this Agreement, this Agreement shall not constitute a grant of a security interest in any property to the extent that such grant of a security interest is prohibited by any Applicable Law in effect as of the date hereof or requires a consent not obtained of any Governmental Authority pursuant to such Applicable Law. The powers conferred on the Collateral Agent hereunder are solely to protect the Collateral Agent’s interests in the Collateral and shall not impose any duty upon the Collateral Agent to exercise any such powers. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Collateral Agent nor any of its officers, directors, employees or agents shall be responsible to the Borrower for any act or failure to act hereunder, except for its own fraud, gross negligence or willful misconduct. If the Borrower or SPV-S fails to perform or comply with any of its agreements contained herein or in the SPV-S Guarantee and Security Agreement, the Collateral Agent, at its option and at the direction of the Administrative Agent, but without any obligation to do so, may itself perform or comply, or otherwise cause performance or compliance, with such agreement. The expenses of the Collateral Agent incurred in connection with such performance or compliance, shall be payable by the Borrower to the outstanding Obligations (other than contingent indemnification and reimbursement obligations for which no claim has been made) in full on the Termination Date;

(b) the Borrower, SPV-S, the Equityholder or any Affiliate Transferor defaults in making any payment required to be made under an agreement for borrowed money (other than, in the case of the Borrower, this Agreement) to which it is a party individually or in an aggregate principal amount in excess of (i) with respect to the Borrower or SPV-S, $500,000, and (ii) with respect to each Affiliate Transferor and the Equityholder, $5,000,000, in each case, after giving effect to any related grace period;

(c) any failure on the part of the Borrower, SPV-S, the Equityholder or any Affiliate Transferor to duly observe or perform or comply in any respect any covenants, obligations or agreements of the Borrower, SPV-S, the Equityholder or any Affiliate Transferor (other than those specifically addressed by a separate Event of Default), as applicable, set forth in this Agreement or the other Transaction Documents to which the Borrower, SPV-S, the Equityholder or any Affiliate Transferor is a party and the same continues unremedied for a period of 30 days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to such Person and (ii) the date on which a Responsible Officer of such Person acquires knowledge thereof;

(d) the occurrence of an Insolvency Event relating to the Borrower, SPV-S, the Equityholder or any Affiliate Transferor;

(e) the occurrence of a Collateral Manager Termination Event;

(f) the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $500,000 (or $5,000,000 with respect to each Affiliate Transferor or the Equityholder) against the Borrower, SPV-S, the Equityholder or any Affiliate Transferor;

(g) (i) the Borrower shall assign or attempt to assign any of its rights, obligations or duties under this Agreement or (ii) SPV-S shall assign or attempt to assign any of its rights, obligations or duties under any Transaction Document to which it is a party, in each case, without the prior written consent of each Lender in their respective sole discretion;

(h) the Borrower, SPV-S, the Equityholder or any Affiliate Transferor shall have made payments individually or in the aggregate in excess of $500,000 (or $5,000,000 with respect to each Affiliate Transferor or the Equityholder) in settlement of any litigation claim or dispute;

(i) the Borrower, SPV-S or any Affiliate Transferor fails to observe or perform any agreement or obligation with respect to the management and distribution of funds received with respect to the Collateral or the “SPV-S Collateral” (as defined in the SPV-S Guarantee and Security Agreement), as applicable, and such failure is not cured within three (3) Business Days;

(j) the Borrower or SPV-S shall fail to qualify as a bankruptcy-remote entity based upon the criteria set forth in Section 4.1(t) or Section 4.5(r), as applicable, such that reputable counsel of national standing could no longer render a substantive non-consolidation opinion with respect thereto;

(k) any Transaction Document (or any material provision thereof), or any Lien granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower, SPV-S, the Collateral Manager or any Affiliate Transferor;

(l) the Borrower, SPV-S, the Equityholder, the Collateral Manager, any Affiliate Transferor or any Governmental Authority shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Transaction Document or any lien or security interest thereunder;

(m) (i) the Borrower ceases to have a valid ownership interest in all of the Collateral (subject to Permitted Liens) or the Collateral Agent shall fail to have a first priority perfected security interest in any part of the Collateral (subject to Permitted Liens) except as otherwise expressly permitted to be released in accordance with the applicable Transaction Document or (ii) SPV-S ceases to have a valid ownership interest in all of the SPV-S Collateral (subject to Permitted Liens) or the Collateral Agent shall fail to have a first priority perfected security interest in any part of the SPV-S Collateral (subject to Permitted Liens) except as otherwise expressly permitted to be released in accordance with the applicable Transaction Document;

(n) the existence of a Borrowing Base Deficiency which continues unremedied for five (5) Business Days;

(o) the Borrower, SPV-S, any Affiliate Transferor, the Equityholder or the pool of Collateral shall become required to register as an “investment company” within the meaning of the 1940 Act;

(p) [reserved];

(q) any representation, warranty or certification made or deemed made by the Borrower, SPV-S, the Equityholder or any Affiliate Transferor in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect when made or deemed made and the same continues to be unremedied for a period of 30 days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to such Person and (ii) the date on which a Responsible Officer of such Person acquires knowledge thereof;

(r) a Change of Control with respect to the Borrower, SPV-S or the Equityholder occurs;

(s) the assets of Borrower or SPV-S constitute “plan assets” of any employee benefit plan subject to ERISA or any plan subject to Section 4975 of the Code;

(t) (i) failure of the Borrower or SPV-S to maintain at least one Independent Manager for more than seven (7) days; or

(u) the failure of the Equityholder to maintain the minimum unencumbered cash amount set forth on Annex C, which may be maintained as a combination of (i) cash or cash equivalents held by the Equityholder (exclusive of any cash or cash equivalents (other than freely available cash) held by the Borrower or SPV-S), (ii) unfunded capital commitment net of any amounts committed to subscription facilities, (iii) amounts available to be drawn or extended on any credit facilities or any other financing arrangement and (iv) unencumbered senior secured loan assets.

Section 9.2 Remedies.

(a) Upon the occurrence of an Event of Default, the Collateral Agent shall, at the direction of the Administrative Agent and by notice to the Borrower, declare (i) the Termination Date to have occurred and all outstanding Obligations to be immediately due and payable in full (without presentment, demand, protest or notice of any kind all of which are hereby waived by the Borrower) or (ii) the Reinvestment Period End Date to have occurred; provided that, (i) in the case of any event involving the Borrower described in Section 9.1(d), all of the Obligations shall be immediately due and payable in full (without presentment, demand, notice of any kind, all of which are hereby expressly, waived by the Borrower) and (ii) the Termination Date shall be deemed to have occurred automatically upon the occurrence of any such event.

(b) On and after the declaration or occurrence of the Termination Date, pursuant to Section 9.2(a), the Collateral Agent, for the benefit of the Secured Parties, shall have, with respect to the Collateral granted pursuant to Section 8.1, and in addition to all other rights and remedies available to the Collateral Agent and the Secured Parties under this Agreement or other Applicable Law, all rights and remedies of a secured party upon default provided under the UCC of each applicable jurisdiction and other Applicable Laws, which rights shall be cumulative. Without limiting the generality of the foregoing, but subject to Section 9.2(c), the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Borrower or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances transfer all or any part of the Collateral into the Collateral Agent’s name or the name of any Secured Party or its nominee or nominees, and/or forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent or any Secured Party or elsewhere upon such terms and conditions (including by lease or by deferred payment arrangement) as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk and/or may take such other actions as may be available under applicable law. The Collateral Agent or any Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, auction or closed tender, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in the Borrower, which right or equity is hereby waived or released. In addition, the Borrower and the Collateral Manager hereby agree that they will, at the Borrower’s expense and at the direction of the Collateral Agent, forthwith, (i) assemble all or any part of the Collateral as directed by the Collateral Agent and make the same available to the Collateral Agent at a place to be designated by the Collateral Agent, whether at the Borrower’s premises or elsewhere, and (ii) without notice except as specified below, sell the Collateral or any part thereof upon such terms, in such lots, to such buyers, and according to such other instructions as the Collateral Agent at the direction of the Administrative Agent may deem commercially reasonable. The Borrower agrees that, to the extent notice of sale shall be required by law, ten (10) days’ notice to the Borrower of any sale hereunder shall constitute reasonable and proper notification. All cash Proceeds received by the Collateral Agent on behalf of the Secured Parties in respect of any sale of, collection from, or other realization upon, all or any part of the Loans (after payment of any amounts incurred in connection with such sale) shall be deposited into the General Collection Account, and to be applied pursuant to Section 2.8. To the extent permitted by applicable law, the Borrower waives all claims, damages and demands it may acquire against the Collateral Agent or any other Secured Party arising out of the exercise by the Collateral Agent or any other Secured Party of any of its rights hereunder. The Borrower shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Obligations and the fees and disbursements of any attorneys employed by the Collateral Agent or any Secured Party to collect such deficiency, except as provided in Section 9.6(b).

(c) In connection with the sale of the Collateral and/or the SPV-S Collateral following a declaration that the Obligations are immediately due and payable pursuant to Section 9.2(a), the Equityholder or any Affiliates thereof shall have the right to purchase any or all of the Loans in the Collateral and/or the SPV-S Collateral, in each case by paying to the Collateral Agent in immediately available funds, an amount equal to all outstanding Obligations. If the Equityholder or any Affiliates thereof fail to exercise this purchase right within ten (10) days following the declaration that the Obligations are immediately due and payable pursuant to Section 9.2(a), then such contractual rights shall be irrevocably forfeited by the Equityholder and Affiliates thereof, but nothing herein shall prevent the Equityholder or its Affiliates from bidding at any sale of such Collateral and/or the SPV-S Collateral. Neither the Collateral Agent, the Administrative Agent nor any Lender shall assert any right or remedy in respect of the Collateral or the SPV-S Collateral, including any right described in Section 9.2(a) or 9.2(b), or cause the removal of the Collateral Manager, or cause the liquidation or disposition of the Collateral to occur, in each case during the time that the Equityholder and its Affiliates are entitled to exercise such purchase right pursuant to the foregoing sentence to purchase the Collateral and/or the SPV-S Collateral. If the Equityholder or any Affiliates thereof fail to exercise this purchase right within ten (10) days following the declaration that the Obligations are immediately due and payable pursuant to Section 9.2(a), then such contractual rights shall be irrevocably forfeited by the Equityholder and Affiliates thereof, but nothing herein shall prevent the Equityholder or its Affiliates from bidding at any sale of such Collateral and/or the SPV-S Collateral.

out-of-pocket costs and expenses of the Secured Parties incurred in connection with the preparation, execution, delivery, administration (including periodic auditing, to the extent required to be paid by the Borrower pursuant to this Agreement), renewal, amendment or modification of, or any waiver or consent issued in connection with, this Agreement, each other Transaction Document and the other documents to be delivered hereunder or in connection herewith, including, without limitation, the reasonable invoiced fees and out-of-pocket expenses of one external counsel for each of the Administrative Agent and the Collateral Agent in each applicable jurisdiction with respect thereto and with respect to advising the Administrative Agent, the Collateral Manager, the Collateral Agent and the Secured Parties as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith, and all reasonable invoiced out-of-pocket costs and expenses, if any (including reasonable fees and expenses of one external counsel in each applicable jurisdiction), incurred by the Secured Parties in connection with the enforcement of this Agreement by such Person and the other documents to be delivered hereunder or in connection herewith.

(b) The Borrower shall pay on the Payment Date following receipt of a request therefor, all other reasonable invoiced out-of-pocket costs and expenses that have been invoiced at least two (2) Business Days prior to such Payment Date and incurred by the Administrative Agent, in each case in connection with periodic audits of the Borrower’s books and records on one (1) occasion per fiscal year; provided, that the Borrower shall not be liable to the Administrative Agent for such costs or expenses in excess of $25,000 in any fiscal year.

Section 12.10 No Proceedings. Each of the parties hereto hereby agrees that it will not institute against, or join any other Person in instituting against, the Borrower or the Equityholder any Insolvency Proceeding so long as there shall not have elapsed one year and one day (or such longer preference period as shall then be in effect) since the end of the Covenant Compliance Period. The provisions of this Section 12.10 are a material inducement for the Secured Parties to enter into this Agreement and the transactions contemplated hereby and are an essential term hereof. The parties hereby agree that monetary damages are not adequate for a breach of the provisions of this Section 12.10 and the Administrative Agent may seek and obtain specific performance of such provisions (including injunctive relief), including, without limitation, in any bankruptcy, reorganization, arrangement, winding up, insolvency, moratorium, winding up or liquidation proceedings, or other proceedings under U.S. federal or state bankruptcy or similar laws of any jurisdiction. The provisions of this paragraph shall survive the termination of this Agreement.

Section 12.11 Recourse Against Certain Parties.

(a) No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of the Administrative Agent, any Secured Party, the Borrower, the Collateral Manager, any Affiliate Transferor or the Equityholder as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any incorporator, affiliate, stockholder, officer, partner, member, manager, employee or director of the Administrative Agent, any Secured Party, the Borrower, the Collateral Manager, any Affiliate Transferor or the Equityholder by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and

Section 12.12 Protection of Right, Title and Interest in the Collateral; Further Action Evidencing Advances.

(a) The Borrower shall cause this Agreement, all amendments hereto and/or all financing statements and continuation statements and any other necessary documents covering the right, title and interest of the Administrative Agent, as agent for the Secured Parties, and of the Secured Parties to the Collateral to be promptly recorded, registered and filed, and at all times to be kept recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect the right, title and interest of the Administrative Agent, as agent of the Secured Parties, hereunder to all property comprising the Collateral. The Borrower shall cooperate fully with the Collateral Manager in connection with the obligations set forth above and will execute any and all documents reasonably required to fulfill the intent of this Section 12.12(a).

(b) The Borrower agrees that from time to time, at its expense, it will promptly authorize, execute and deliver all instruments and documents, and take all actions, that the Administrative Agent may reasonably request in order to perfect, protect or more fully evidence the security interest granted in the Collateral, or to enable the Administrative Agent or the Secured Parties to exercise and enforce their rights and remedies hereunder or under any other Transaction Document.

(c) If the Borrower ~~or~~, the Collateral Manager or SPV-S fails to perform any of its obligations hereunder, the Administrative Agent or any Secured Party may (but shall not be required to) perform, or cause performance of, such obligation; and the Administrative Agent’s or such Secured Party’s costs and expenses incurred in connection therewith shall be payable by the Borrower as provided in Article X. The Borrower irrevocably authorizes the Administrative Agent and appoints the Administrative Agent as its attorney-in-fact to act on its behalf (i) to execute on behalf of the Borrower as debtor and to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Secured Parties in the Collateral, including those that describe the Collateral as “all assets,” or words of similar effect, and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Secured Parties in the Collateral. This appointment is coupled with an interest and is irrevocable.

(d) Without limiting the generality of the foregoing, the Borrower will, not earlier than six (6) months and not later than three (3) months prior to the fifth (5th) anniversary of the date of filing of the financing statements referred to in Section 3.1(j) or any other financing statement filed pursuant to this Agreement or in connection with any Advance hereunder, unless the Covenant Compliance Period shall have ended, authorize, execute and deliver and file or cause to be filed an appropriate continuation statement with respect to each such financing statement.